Exhibit 10.63

THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES.  THE LOAN UNDER THIS AGREEMENT ARE TREATED AS HAVING BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND THIS LEGEND IS REQUIRED BY SECTION 1275(c) OF THE CODE.  INFORMATION INCLUDING THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY WILL BE PROVIDED IN WRITING TO A LENDER PROMPTLY UPON REQUEST TO THE BORROWER AT 2200 POWELL STREET, SUITE 310 EMERYVILLE, CA 94608 [***].

LOAN AGREEMENT

dated as of December 15, 2023

among

XRL 1 LLC,

as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

BLUE OWL CAPITAL CORPORATION

as Administrative Agent

TABLE OF CONTENTS

Page

Article I CERTAIN DEFINITIONS1

Section 1.01 Definitions1

Section 1.02 Rules of Construction19

Article II TERM LOANS; DISBURSEMENT; CERTAIN FEES20

Section 2.01 Term Loans20

Article III REPAYMENT21

Section 3.01 Amortization; Maturity Date21

Section 3.02 Mandatory Prepayment; Voluntary Prepayment22

Section 3.03 Increased Cost23

Article IV INTEREST; FEES; EXPENSES; MAKING OF PAYMENTS24

Section 4.01 Interest Rate; Fees24

Section 4.02 Reserve Account.24

Section 4.03 Operating Account.25

Section 4.04 Collection Account25

Section 4.05 Application of Payments; Ratable Sharing.26

Section 4.06 Interest on Late Payments28

Section 4.07 Administration and Enforcement Expenses28

Section 4.08 Making of Payments28

Section 4.09 Setoff or Counterclaim28

Article V TAXES28

Section 5.01 Taxes28

Section 5.02 Receipt of Payment30

Section 5.03 Other Taxes30

Section 5.04 Indemnification30

Section 5.05 Registered Obligation30

Section 5.06 Tax Treatment31

Section 5.07 Treatment of Certain Refunds32

Article VI CONDITIONS PRECEDENT32

Section 6.01 Closing Date32

Section 6.02 Conditions to Each Credit Extension33

Article VII REPRESENTATIONS AND WARRANTIES34

Section 7.01 Representations and Warranties of Borrower34

Section 7.02 [Reserved]38

Section 7.03 Survival of Representations and Warranties38

Article VIII AFFIRMATIVE COVENANTS38

Section 8.01 Maintenance of Existence38

Section 8.02 Use of Proceeds39

Section 8.03 Financial Statements and Information39

Section 8.04 Books and Records40

Section 8.05 Governmental Authorizations41

Section 8.06 Compliance with Laws and Contracts41

Section 8.07 Plan Assets41

Section 8.08 Notices41

Section 8.09 Payment of Taxes42

Section 8.10 Waiver of Stay, Extension or Usury Laws42

Section 8.11 [Reserved]42

Section 8.12 Security Documents; Further Assurances42

Section 8.13 Information Regarding Collateral43

Section 8.14 Additional Collateral43

Article IX NEGATIVE COVENANTS43

Section 9.01 Activities of Borrower43

Section 9.02 Merger; Sale of Assets45

Section 9.03 Liens45

Section 9.04 Investment Company Act45

Section 9.05 Limitation on Additional Indebtedness45

Section 9.06 Limitation on Transactions with Controlled Affiliates45

Section 9.07 ERISA46

Section 9.08 Dividends and Distributions46

Section 9.09 Roche APA.46

Article X EVENTS OF DEFAULT47

Section 10.01 Events of Default47

Section 10.02 Default Remedies47

Section 10.03 Right of Set-off; Sharing of Set-off47

Section 10.04 Rights Not Exclusive48

Article XI INDEMNIFICATION48

Section 11.01 Losses48

Section 11.02 Assumption of Defense; Settlements48

Article XII ADMINISTRATIVE AGENT49

Section 12.01 Appointment of Administrative Agent.49

Section 12.02 Powers and Duties.49

Section 12.03 General Immunity.50

Section 12.04 Administrative Agent Entitled to Act as Lender.51

Section 12.05 Lenders’ Representations, Warranties and Acknowledgment.51

Section 12.06 Right to Indemnity.51

Section 12.07 Successor Administrative Agent.52

Section 12.08 Collateral Documents.53

Section 12.09 Agency for Perfection.53

Section 12.10 Reports and Other Information; Confidentiality; Disclaimers54

Section 12.11 Erroneous Payments.55

Article XIII MISCELLANEOUS57

Section 13.01 Assignments57

Section 13.02 Successors and Assigns58

Section 13.03 Notices58

Section 13.04 Entire Agreement59

Section 13.05 Modification59

Section 13.06 No Delay; Waivers; etc.59

Section 13.07 Severability59

Section 13.08 Determinations59

Section 13.09 Recourse.59

Section 13.10 Governing Law59

Section 13.11 Jurisdiction60

Section 13.12 Waiver of Jury Trial60

Section 13.13 Waiver of Immunity60

Section 13.14 Counterparts; Delivery60

Section 13.15 Limitation on Rights of Others60

Section 13.16 Survival61

Section 13.17 Confidentiality61

Section 13.18 Patriot Act Notification61

Appendices

Appendix ATerm Loan Commitments

Exhibits

Exhibit AForm of Assignment and Acceptance
Exhibit BFunding Notice

Exhibit CNotice of Prepayment
Exhibit DForm of Payment Date Distribution Report

Exhibit EForms of Tax Certificates

Exhibit FForm of Officer’s Certificates

Exhibit GForm of Blocked Account Control Agreement

Exhibit HForm of Springing Account Control Agreement

Schedules

Schedule 1.01(a)Account Banks

Schedule 1.01(b)Warrants

Schedule 1.01(c)Material Contracts

This LOAN AGREEMENT (this “Agreement”) dated as of December 15, 2023, is entered into by and among XRL 1 LLC, a Delaware limited liability company (“Borrower”), the Lenders from time to time party hereto, and BLUE OWL CAPITAL CORPORATION (“Blue Owl”), as administrative agent for the Lenders (in such capacity, “Administrative Agent”).

RECITALS

WHEREAS, the Lenders have agreed to extend certain senior secured credit facilities to Borrower, in an aggregate principal amount not to exceed $140,000,000, consisting of (a) an initial term loan in an aggregate principal amount equal to $130,000,000 and (b) a delayed draw term loan in an aggregate principal amount of $10,000,000, in each case, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Article I
CERTAIN DEFINITIONS
Section 1.01Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Account Bank” means Silicon Valley Bank, a division of First-Citizens Bank & Trust Company (“Initial Account Bank”), any institution listed on Schedule 1.01(a) hereto and such other bank or financial institution requested by Borrower and approved by the Administrative Agent.

“Accreted Principal” has the meaning set forth in Section 3.01(c).

“Act” means the Securities Act of 1933, as amended.

“Administrative Agent” shall have the meaning set forth in the preamble hereto.

“Administrative Fee Escrow Amount” means the sum of (i) $[***] (the “Initial Administrative Fee Escrow Amount”), plus (ii) such additional amounts as deposited into the Reserve Account after the Closing Date designated, in writing to the Administrative Agent, as additional Administrative Fee Escrow Amounts.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with another Person.  Any reference to an Affiliate of Blue Owl (or its Affiliates) shall include any Person that is controlled or managed by Blue Owl, or where Blue Owl has a direct or indirect majority economic interest therein.

“Affitech Assignment Agreement” means that certain Assignment Agreement, made as of October 6, 2021, by and among Affitech Research AS, Company, F. Hoffmann-La Roche Ltd, and Hoffman-La Roche Inc., as amended from time to time (but subject to the terms of this Agreement with respect to the amendment thereof) and to the extent sold and assigned to Borrower on the Closing Date pursuant to the Sale Agreement.

“Aggregate Accrual” has the meaning set forth in Section 3.02(a)(v).

“Agreement” has the meaning set forth in the preamble hereto.

“Amortization Payments” means the principal payments of the Term Loan due under Section 4.05(a) hereof.

“Applicable Law” means, with respect to any Person, all laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.

“Assigned Commercial Payment Reports” means the reports to be delivered by Roche to Borrower (as successor to Company) pursuant to Section 3.7 of the Affitech Assignment Agreement.

“Assignee” means any other Person to which a Lender has assigned or is assigning its rights and obligations hereunder, whether in whole or in part.

“Assignment and Acceptance” means a written instrument of assignment in the form set forth in Exhibit A hereto, executed by and between the parties to an assignment under Section 12.01 hereof.

“Bankruptcy Law” means Title 11 of the United States Code entitled “Bankruptcy” and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions (domestic or foreign) from time to time in effect and affecting the rights of creditors generally.

“Bill of Sale” means the Bill of Sale and Assumption Agreement, dated as of the Closing Date, delivered by Company to Borrower under the Sale Agreement with respect to the Transferred Assets.

“Blue Owl” shall have the meaning set forth in the preamble hereto.

“Blue Owl Lenders” means Lenders that are Blue Owl, its Affiliates or any Person that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by Blue Owl or its Affiliates.

“Blocked Account Control Agreement” means any agreement entered into by the Account Bank, Borrower and the Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent (it being understood that the form attached hereto as Exhibit G is satisfactory to the Administrative Agent), pursuant to which, among other things, Administrative Agent shall have sole dominion and control over the Reserve Account identified therein (within the meaning of Section 9-104 of the UCC).

“Borrower” shall have the meaning set forth in the preamble hereto.

“Borrower’s Organizational Documents” means the certificate of formation and operating agreement (or similar documents) of Borrower or the functional equivalent of the foregoing.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Applicable Law to remain closed.

“Capital Stock” of any Person means any and all shares, interests, memberships, ownership interest units, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, and including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, and including, if such Person is a limited liability company, membership interests and any other interest or participation that confers on a Person the right to receive an interest in the profits and losses of, or distributions of property of, such limited liability company, in each case whether outstanding on the date hereof or issued after the date hereof, but excluding any Indebtedness convertible into or exchangeable for such equity.

“Change of Control” means:

(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than thirty-five percent (35%) of the equity interests of Parent entitled to vote for members of its board of directors of Parent on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire by conversion or exercise of other securities or option rights, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition);

(b)consummation of any transaction or series of related transactions that results in the sale, disposition or other transfer of all or substantially all of the assets of Parent and its Subsidiaries on a consolidated basis to a Person that is not a Subsidiary of Parent;

(c)Parent shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of Company; or

(d)Company shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of Borrower, free and clear of all Liens other than the Lien granted to Administrative Agent.

“Closing Date” means December 15, 2023.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of Borrower’s right, title and interest in, to and under, the following property, whether now owned or hereafter acquired and wherever located:

(a)the Transferred Assets, the Sale Agreement, and the Bill of Sale;

(b)the Operating Account, the Collection Account and the Reserve Account and all money and other property deposited or maintained in the Operating Account, Collection Account and the Reserve Account;

(c)all accounts, chattel paper, deposit accounts (and all money and other property deposited or maintained therein), documents, equipment, fixtures, general intangibles, goods, instruments (including intercompany promissory notes), inventory, investment property, letter-of-credit rights, letters of credit, commercial tort claims, money, and supporting obligations;

(d)all rights (contractual and otherwise and whether constituting accounts, contract rights, financial assets, cash, investment property or general intangibles) arising under, connected with or in any way related to the assets described in the foregoing clauses (a), (b), or (c) (including, without limitation, (i) the right to receive the Assigned Commercial Payment Reports, (ii) the right to audit as described in Section 3.10 of the Affitech Assignment Agreement, and (iii) the right to make claims against a Covered Agreement Counterparty for breach of a Covered Agreement);

(e)all accessions, substitutions and replacements for, and all rents, profits and products of, any assets described in the foregoing clauses (a), (b), (c), or (d);

(f)all proceeds of any assets described in the foregoing clauses (a), (b), (c), (d), or (e); and

(g)all books and records related to any assets described in the foregoing clauses (a), (b), (c), (d), (e), or (f).

Notwithstanding anything to the contrary herein or in the Loan Documents, Collateral shall not include the Excluded Assets.

“Collateral Documents” means the Security Agreement, the Pledge Agreement, each Control Agreement and all other instruments, documents and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent a Lien on any Collateral, in each case, as such Collateral Documents may be amended or otherwise modified from time to time.

“Collection Account” means that certain deposit account ending in [***] established and maintained by Borrower at the Initial Account Bank, subject to a Springing Account Control Agreement, solely for the purpose of receiving remittance of Commercial Payments of Borrower pursuant to the Covered Agreements and disbursement thereof as provided herein, and any other Collection Account entered into in accordance with Section 4.04.

“Commercial Payments” means all payments (together with the right to receive such payments) in respect of the Transferred Assets (including in each case payments constituting royalties, settlement payments, judgments (net of any reasonable and documented out-of-pocket expenses incurred in connection with the litigation that gave rise to such judgments), securities, consideration or any other remuneration of any kind payable or received in respect of, or in substitution or compensation for, or otherwise in lieu of, such payments under the Covered Agreements and all “accounts” and “payment intangibles” (as such terms are defined in the UCC) in respect of the Transferred Assets evidencing or giving rise to any of the foregoing).  For the avoidance of doubt, Commercial Payments includes all amounts due to Borrower under Sections 6.1(b)(i) and 6.1(b)(iii) of the Commercial Payment Purchase Agreement, Sections 2.1 and 3.10 of the Affitech Assignment Agreement, and Sections 4.01(j)(iii), 4.01(j)(v) and 4.03(b) of the Sale Agreement.

“Commercial Payment Interest” means the right to receive Commercial Payments.

“Commercial Payment Purchase Agreement” means that certain Commercial Payment Purchase Agreement, dated as of October 6, 2021, between Affitech Research AS, as Seller and Company, as Purchaser, as amended from time to time (but subject to the terms of this Agreement and the Sale Agreement with respect to the amendment thereof).

“Company” means XOMA (US) LLC, a Delaware limited liability company, provided that at the election of the Company and with the consent of the Administrative Agent (not to be unreasonably withheld), the Company may be replaced by an Affiliate of the Company pursuant to joinder, assignment and/or other documentation (including legal opinions) with respect to the Loan Documents, reasonably requested by, and reasonably acceptable to, the Administrative Agent.

“Confidential Information” means any and all non-public, proprietary or confidential information provided by either Party to the other (including, without limitation, any notices or other information provided pursuant to Section 8.08), either directly or indirectly, whether in graphic, written, electronic, tangible, intangible or oral form, and marked or identified at the time of disclosure as confidential, or which by its context would reasonably be deemed to be confidential, including without limitation information relating to a Party’s revenues, net sales, costs, technology, products and services, and any business, financial or customer information relating to a Party.  Confidential Information shall not include any information that a Party can demonstrate was: (i) known to the general public at the time of its disclosure to such Party or its Affiliates, or thereafter became generally known to the general public, other than as a result of actions or omissions of the receiving Party, its Affiliates, or anyone to whom the receiving Party or its Affiliates disclosed such portion; (ii) known by the receiving Party or its Affiliates prior to the date of disclosure by the disclosing Party; (iii) disclosed to the receiving Party or its Affiliates on an non-confidential basis from a source unrelated to the disclosing Party and not known by the receiving Party or its Affiliates (after due inquiry) to be under a duty of confidentiality to the disclosing Party; or (iv) independently developed by the receiving Party or its Affiliates by personnel that did not use the Confidential Information of the disclosing Party in connection with such development.  For clarity, this Agreement shall supersede the Confidentiality Agreement and the Confidentiality Agreement shall cease to be of any force and effect following the execution of this Agreement; provided, however, that all information falling within the definition of “Confidential Information” set forth in the Confidentiality Agreement shall also be deemed Confidential Information disclosed pursuant to this Agreement, and the use and disclosure of such Confidential Information following the date of this Agreement shall be subject to the provisions of Section 13.17.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of February 7, 2023, by and between Owl Rock Capital Advisors LLC and Parent.

“Contract” means any agreement, contract, lease, commitment, license and other arrangement that is legally binding.

“Control Agreement” means a Blocked Account Control Agreement or a Springing Account Control Agreement, in form and substance reasonably satisfactory to Administrative Agent, it being understood that the form attached hereto as Exhibit G and Exhibit H are satisfactory to the Administrative Agent.

“Controlled Affiliate” with respect to any Person means any other Person directly or indirectly controlling, controlled by or under common control with, such Person.  For the purposes of this Agreement, “control” (including, with correlative meaning, the terms “controlling” and “controlled”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Covered Agreement Counterparty” means, with respect to any Covered Agreement, the party or parties thereto other than Borrower or any of its Affiliates.

“Covered Agreements” means, collectively, the Commercial Payment Purchase Agreement and the Affitech Assignment Agreement.

“Credit Date” means the date of a Credit Extension.

“Credit Extension” means the making of a Term Loan.

“Default” means any condition or event which constitutes an Event of Default or which, with the giving of notice or the lapse of time or both (in each case to the extent described in the relevant sub-clauses of the definition of “Event of Default”) would, unless cured or waived, become an Event of Default.

“Default Rate” means, for any period for which an amount is overdue, a rate per annum equal for each day in such period to the lesser of (i) [***] plus the rate of interest otherwise applicable to the Term Loan as provided in Section 4.01 and the definition of “Fixed Interest” and (ii) the maximum rate of interest permitted under Applicable Law.

“Deficiency Amount” has the meaning set forth in Section 3.01(c).

“Delayed Draw Commitment Period” means the time period commencing on Closing Date through and including the Delayed Draw Commitment Termination Date.

“Delayed Draw Commitment Termination Date” means March 27, 2026.

“Delayed Draw Funding Milestone” means the Lenders shall have received, as of any Interest Payment Date occurring on or prior to March 15, 2026, together with all principal and interest paid to the Lenders using the proceeds of Commercial Payments on the immediately preceding Interest Payment Date, payments of principal and interest paid from the proceeds of Commercial Payments [***].

“Delayed Draw Term Loan Commitment” means the commitment of a Lender to make or otherwise fund the Delayed Draw Term Loan.  The amount of each Lender’s Delayed Draw Term Loan Commitment, if any, is set forth on Appendix A or in the applicable Assignment and Acceptance, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Delayed Draw Term Loan Commitments as of the Closing Date is $10,000,000.

“Delayed Draw Term Loans” means the Term Loans funded after the Closing Date pursuant to Section 2.01(a)(ii).

“Disqualified Capital Stock” of any Person means any class of Capital Stock of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event (other than an event that would constitute a Change of Control) or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is ninety one (91) days after the Scheduled Maturity Date; provided, however, that any class of Capital Stock of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock that is not Disqualified Capital Stock, and that is not convertible, puttable or exchangeable for Disqualified Capital Stock or Indebtedness, will not be deemed to be Disqualified Capital Stock.

“Dollars” or “$” means lawful money of the United States of America.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Erroneous Payment” has the meaning specified in Section 12.11(a).

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 12.11(d).

“Event of Default” means the occurrence of one or more of the following:

(a)Borrower fails to pay any principal of the Term Loan within three (3) Business Days after the same becomes due and payable (it being understood that, other than a failure to pay on the Maturity Date, unless the Term Loans have been accelerated in accordance with Section 10.02, such principal amount shall be due and payable in accordance with Section 4.05(a)), whether on the Maturity Date or otherwise (excluding any prepayment of principal of the Term Loan pursuant to Section 3.02(b)).
(b)(i) Except as permitted by Section 3.01 or 4.01, Borrower fails to pay any interest on the Term Loan (including, without limitation, Fixed Interest) (it being understood that, other than a failure to pay on the Maturity Date, unless the Term Loans have been accelerated in accordance with Section 10.02, such interest to the extent not accreted shall be due and payable in accordance with Section 4.05(a)) or make payment of any other amounts payable and written notice of such other amounts being so due and payable shall have been provided under this Agreement within ten (10) Business Days after the same becomes due and payable or (ii) Company fails to make any payment due under the Fee Letter within three (3) Business Days after the same becomes due and payable.
(c)Any representation or warranty of a Loan Party in any Loan Document to which it is party or in any certificate or other document delivered by a Loan Party in connection with the Loan Documents to Administrative Agent proves to have been incorrect in any material respect at the time it was made or deemed made (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect”, or by reference to an objective standard (e.g., a specified Dollar amount), shall be true and correct in all respects); provided, that if the consequences of the failure of such representation or warranty to be true and correct can be cured, such failure continues for a period of thirty (30) days without such cure after the earlier of (x) the date Borrower becomes aware of such failure or (y) the date Lender provides Notice of such failure to Borrower.
(d)Borrower fails to perform or observe (i) any covenant or agreement contained in Section 8.01, 8.02, 8.06, or 8.08(a), or Article IX (other than Section 9.03, which is covered under clause (e) below) or (ii) any covenant or agreement contained in Section 4.05 and, in the case of this clause (ii) only, such failure continues for a period of ten (10) Business Days.
(e)Borrower fails to perform or observe any other covenant or agreement contained in the Loan Documents to which it is a party (other than those referred to in the preceding clauses of this definition) and, solely if the consequences of the failure to perform or observe such covenant or agreement can be cured, such failure continues for a period of thirty (30) days without such cure after the earlier of (x) the date Borrower becomes aware of such failure and (y) the date Administrative Agent provides notice of such failure to Borrower.
(f)A Seller Event of Default occurs and is continuing.
(g)Borrower (i) fails to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any Indebtedness (other than the Obligations hereunder) of $50,000 or more or (ii) fails to perform or observe any covenant or agreement to be performed or observed by it contained in any agreement or in any instrument evidencing any of its Indebtedness (other than the Obligations hereunder) of $50,000 or more and, as a result of such failure, any other party to that agreement or instrument is entitled to exercise the right to accelerate the maturity of any Indebtedness thereunder.
(h)Any uninsured judgment, decree or order in an amount in excess of $50,000 shall be rendered against Borrower and either (i) enforcement proceedings shall have been commenced upon such judgment, decree or order or (ii) such judgment, decree or order shall not have been stayed or bonded pending appeal, vacated or discharged, within thirty (30) days from entry.
(i)An Insolvency Event occurs.
(j)(i) Any of the Loan Documents ceases to be in full force and effect, (ii) the validity or enforceability of any Loan Document is disaffirmed or challenged in writing by Borrower, Company or any of their respective Affiliates, or by any Person (other than Lender) asserting an interest in any portion of the Collateral and such written disaffirmation or challenge is not withdrawn or disavowed by such Person within thirty (30) days after its communication or Borrower has not brought appropriate proceedings for declaratory or other relief negating such disaffirmation or challenge within thirty (30) days after such communication and has not obtained an order granting such relief within one hundred twenty (120) days after commencement of such proceedings, or (iii) this Agreement, the Security Agreement or the Pledge Agreement ceases to give the Administrative Agent or Lender the rights purported to be created hereby or thereby (including a first priority perfected Lien on the assets of Borrower that constitute Collateral (except as otherwise expressly provided herein and therein)) other than as a direct result of any action by Administrative Agent or failure of Administrative Agent to perform an obligation of Administrative Agent hereunder or thereunder.
(k)Borrower fails to perform or observe any covenant or agreement contained in any Material Contract to which it is a party or any of Borrower’s Organizational Documents, and such failure is not cured or waived within any applicable grace period, and in the case of any provision in Borrower’s Organizational Documents, if not cured, is not waived by Lender, or any Material Contract shall cease to be in full force and effect, and in the case of any provision in a Material Contract, such failure to perform or observe results in a termination of such Material Contract and any such failure, cessation or termination could reasonably be expected to have a Material Adverse Effect.
(l)A Covered Agreement is terminated.
(m)Roche or Company exercise or otherwise assert a contractual right under Section 5.3.2 of the Roche APA to convert any portion of the Assigned Commercial Payments (as defined in the Affitech Assignment Agreement) into a Final Payment (as defined in the Affitech Assignment Agreement) other than in connection with a transaction that results in concurrent Payment in Full.
(n)Any security interest purported to be created by a Collateral Document ceases to be in full force and effect, or shall cease to give the rights, powers and privileges purported to be created and granted hereunder or thereunder (including a perfected first priority security interest in and Lien on the Collateral (except as otherwise expressly provided herein and therein)) in favor of Lender pursuant hereto or thereto (other than as a result of the failure by the Administrative Agent or a Lender of taking any action required to maintain the perfection of such security interests), or shall be asserted by Borrower not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Agreement) security interest in the Collateral and/or Borrower takes any action that could reasonably be expected to impair Administrative Agent’s security interest in any of the Collateral (other than granting Permitted Liens or permitting such Permitted Liens to exist).
(o)The occurrence of a Change of Control.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Excluded Assets” means those assets described in clause (d) of Purchased Commercial Payments (as defined in the Commercial Payment Purchase Agreement).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to or required to be withheld or deducted from a payment to any Lender, (i) any Taxes imposed on (or measured by) net income (however denominated), branch profits Taxes, or any franchise or similar Taxes imposed in lieu thereof, imposed by any Governmental Authority, in each case (x) as a result of such Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (y) that are Other Connection Taxes, (ii) any U.S. federal withholding Tax imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Term Loan or commitment pursuant to a law in effect on the date on which (x) such Lender acquires such interest in such commitment or (y) such Lender designates a new lending office, except in each case to the extent that amounts with respect to such Taxes were payable pursuant to Section 5.01 or Section 5.04 either to such Lender’s assignor immediately before such Lender acquired such applicable interest in the Term Loan or commitment (as applicable) or to such Lender immediately before it changed its lending office, as applicable, (iii) any Tax that is attributable to such Lender’s failure to comply with Section 5.01(b) and (iv) any Tax withheld pursuant to FATCA.

“Expense Reserve Amount” means $[***].

“Expenses” means any and all reasonable and documented out-of-pocket fees, costs and expenses of Borrower, including (i) the reasonable fees, costs, expenses and indemnities of the Servicer (provided, that, with respect to the Servicer, such expenses shall be limited to the Servicing Fee and reasonable out-of-pocket costs and expenses), (ii) reasonable and customary directors and officers liability insurance for any managers and officers of Borrower, (iii) the fees and out-of-pocket expenses of the Independent Manager and of counsel to the Independent Manager due pursuant to the Independent Manager Engagement Letter, (iv) the fees, expenses and charges of any Account Bank in connection with the Reserve Account, Operating Account or Collection Account, (v) the fees and out-of-pocket expenses of Borrower incurred after the Closing Date in connection with the transactions contemplated by the Transaction Documents, and (vi) any expenses incurred in connection with the exercise of audit rights at the direction of Administrative Agent pursuant to Section 8.03(d) of this Agreement or otherwise by the Borrower.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any fiscal or regulatory legislation, or official administrative rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Fee Letter” means, collectively, (i) that certain Fee Letter, dated as of the Closing Date, between Parent, Borrower and Administrative Agent and (ii) that certain Arranger Fee Letter, dated as of the Closing Date, between Borrower and ORCA I LLC.

“Financial Statements” means as of the Closing Date, (a) the audited financial statements of Parent and its Subsidiaries, for the fiscal years ended December 31, 2021 and December 31, 2022, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal year, and (b) the financial statements of Parent and its Subsidiaries for the fiscal quarter ended September 30, 2023, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal quarter.

“Fixed Interest” means interest with respect to the Term Loan, accruing with respect to the outstanding principal balance thereof at a rate per annum equal to 9.875%.

“Foreign Lender” means any Lender which is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Funding Notice” means a written notice substantially in the form of Exhibit B.

“GAAP” means the generally accepted accounting principles in the United States of America in effect from time to time; provided, that in the event such principles change after the Closing Date in a manner which affects compliance with this Agreement by Borrower (including without limitation in the determination of Commercial Payments), such change shall be ignored for the purpose of determining such compliance.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

“Guarantee” means, as to any Person:  (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person.

“Included Commercial Payments” means, with respect to each Semi-Annual Period, commencing with the Semi-Annual Period ending December 31, 2023, the Commercial Payments received in respect of such Semi-Annual Period.

“Indebtedness” with respect to any Person means (i) all indebtedness pursuant to an agreement or instrument involving or evidencing money borrowed, the advance of credit, a conditional sale or a transfer with recourse or with an obligation to repurchase (but excluding trade credit and accounts payable in the ordinary course of business), (ii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (iii) all capitalized lease obligations, (iv) all obligations with respect to Disqualified Capital Stock, (v) all indebtedness of a third party secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on assets owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed (but only to the extent of such Lien), (vi) net amounts owing pursuant to an interest rate protection agreement, foreign currency exchange agreement or other hedging arrangement, (vii) all reimbursement obligations under letters of credit issued for the account of such Person, and (viii) all Guarantees with respect to Indebtedness of the types specified in clauses (i) through (vii) above of another Person.  For the avoidance of doubt, the Indebtedness of any Person shall include the Indebtedness of any other entity to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and whether or not such Indemnitee is required by Applicable Law to be involved therein, and any fees or expenses actually incurred by Indemnitees in enforcing the indemnity provided herein), whether direct, indirect or consequential, whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral)).

“Indemnified Taxes” means all (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Documents and (ii) to the extent not otherwise described in (i), Other Taxes.

“Indemnitee” means each Lender and its Affiliates and their respective officers, partners, directors, trustees, employees, agents and controlling Persons.

“Independent Manager” has the meaning given the Limited Liability Company Agreement.

“Independent Manager Engagement Letter” means that certain engagement letter, by and between CT Corporation Staffing, Inc., a Delaware corporation and Borrower, as in effect on the date hereof.

“Initial Funding Date” means the Closing Date.

“Initial Term Loan” means the Term Loan funded on the Initial Funding Date pursuant to Section 2.01(a)(i).

“Initial Term Loan Commitment” means the commitment of a Lender to make or otherwise fund the Initial Term Loan and “Initial Term Loan Commitments” means such commitments of all such Lenders in the aggregate.  The amount of each Lender’s Initial Term Loan Commitment, if any, is set forth on Appendix A or in the applicable Assignment and Acceptance, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $130,000,000.

“Insolvency Event” means the occurrence of any of the following with respect to any Transaction Party:

(i)(A) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (x) relief in respect of such Transaction Party, or of a substantial part of the property of such Transaction Party, under any Bankruptcy Law now or hereafter in effect, (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Transaction Party for a substantial part of the property of such Transaction Party or (z) the winding-up or liquidation of such Transaction Party, which proceeding or petition shall continue undismissed for sixty (60) calendar days or (B) an order of a court of competent jurisdiction approving or ordering any of the foregoing shall be entered;

(ii)such Transaction Party shall (A) voluntarily commence any proceeding or file any petition seeking relief under any Bankruptcy Law now or hereafter in effect, (B) apply for the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official itself or for a substantial part of its property, (C) fail to contest in a timely and appropriate manner any proceeding or the filing of any petition described in clause (i) of this definition, (D) file an answer admitting the material allegations of a petition filed against it in any proceeding described in clause (i) of this definition, (E) make a general assignment for the benefit of creditors or (F) wind up or liquidate (except as permitted under this Agreement);

(iii)such Transaction Party shall take any action in furtherance of or for the purpose of effecting, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i) or (ii) of this definition; or

(iv)such Transaction Party shall become unable, admit in writing its inability, or fail generally, to pay its debts as they become due.

“Interest Payment Date” means, for each applicable Semi-Annual Period, each of March 31 and September 30, or if any such day is not a Business Day, on the next succeeding Business Day, beginning on March 31, 2024.

“Interest Reserve Amount” means $[***].

“Knowledge” means, with respect to any Transaction Party, the actual knowledge, after due inquiry, of the Chief Executive Officer, Chief Financial Officer, Chief Investment Officer, General Counsel or President of any such Transaction Party, or to the extent such officer does not exist, the actual knowledge of another person with similar responsibility, regardless of title, of any Transaction Party, respectively, relating to a particular matter; provided, however, that a person charged with responsibility for the aspect of the business relevant or related to the matter at issue shall be deemed to have knowledge of a particular matter if, in the prudent exercise of his or her duties and responsibilities in the ordinary course of business, such person should have known of such matter.

“Law” means any federal, state, local or foreign law, including common law, and any regulation, rule, requirement, policy, judgment, order, writ, decree, ruling, award, approval, authorization, consent, license, waiver, variance, guideline or permit of, or any agreement with, any Governmental Authority.

“Lender” means each lender listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment and Acceptance other than any Person that ceases to be a party hereto pursuant to any Assignment and Acceptance.

“Lender Expenses” means (a) all reasonable and documented out-of-pocket costs and expenses of preparation, negotiation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto incurred by the Administrative Agent and/or the Lenders; (b) all the reasonable and documented fees, expenses and disbursements of counsel (limited to one (1) counsel for each relevant jurisdiction (as determined by the Administrative Agent), other then in the case of conflicts) to the Administrative Agent and the Lenders in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (c) all the actual out-of-pocket costs and reasonable expenses of creating and perfecting Liens in favor of the Administrative Agent including filing and recording fees, out-of-pocket expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable and documented fees, expenses and disbursements of counsel to the Administrative Agent; and (d) after the occurrence of an Event of Default, all costs and expenses, including reasonable and documented attorneys’ fees and costs of settlement, incurred by the Administrative Agent and/or the Lenders in enforcing any Obligations of or in collecting any payments due from Borrower hereunder or under the other Loan Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or in connection with any refinancing or restructuring of the Obligations in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings).

“Lender Register” has the meaning set forth in Section 13.01(e).

“Lien” means any mortgage or deed of trust, pledge, hypothecation, lien, charge, attachment, set-off, encumbrance or other security interest in the nature thereof (including any conditional sale agreement, equipment trust agreement or other title retention agreement, a lease with substantially the same economic effect as any such agreement or a transfer or other restriction) or other encumbrance, right or claim of any nature whatsoever.

“Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of Borrower, dated as of the Closing Date.

“Loan Documents” means this Agreement, each Fee Letter, the Security Agreement, the Pledge Agreement, the Sale Agreement, the Bill of Sale, each Control Agreement, each Payment Date Distribution Report, and all other documents (excluding, for the avoidance of doubt, any Warrant and any document, certificate or writing delivered in connection therewith) delivered in connection therewith.

“Loan Party” means each of Borrower and Company.

“Material Adverse Effect” means (a) an Insolvency Event, (b) a material adverse change in the business, operations, properties, results of operations or financial condition of Borrower, taken as a whole; (c) a material adverse effect on the validity or enforceability of the Loan Documents taken as a whole or any material provision hereof or thereof; (d) a material adverse effect on the ability of any Loan Party to consummate the transactions contemplated by the Loan Documents, or on the ability of any Loan Party to perform its obligations under the Loan Documents to which it is a party; (e) a material adverse effect on the rights or remedies of Administrative Agent or the Lenders under any of the Loan Documents, taken as a whole; or (f) an adverse effect in any material respect on any of the timing, amount or duration of (i) the Commercial Payments or the Commercial Payment Interest or (ii) the right of Administrative Agent to receive payments based on the Commercial Payments or the Commercial Payment Interest.

“Material Contract” means, collectively, any Contract to which Borrower or Company, as the case may be in the context in which used, is a party or any of the respective assets or properties of Borrower or Company are bound or committed (other than the Transaction Documents) and solely in the case of Company, for which any breach, violation, nonperformance or early cancellation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Material Contracts as of the date hereof are identified on Schedule 1.01(c).

“Material Contract Counterparty” means a counterparty to any Material Contract.

“Maturity Date” means the earlier of (i) the Scheduled Maturity Date and (ii) the date of satisfaction in full of the Term Loan.

“Maximum Accrual” has the meaning set forth in Section 3.02(a)(v).

“Maximum Lawful Rate” means the highest rate of interest permissible under Applicable Law.

“Notice and Instruction Letters” has the meaning set forth in the Sale Agreement.

“Notice of Prepayment” means a written notice of prepayment, in the form of Exhibit C hereto or such other form as approved by the Administrative Agent.

“Notices” means, collectively, notices, consents, approvals, reports, designations, requests, waivers, elections and other communications.

“Obligations” means, without duplication, the Term Loan, Fixed Interest and all present and future Indebtedness, taxes, liabilities, obligations, covenants, duties, and debts, owing by Borrower to Lender, arising under or pursuant to the Loan Documents, including all principal, interest, premium, charges, expenses, fees, Erroneous Payment Subrogation Rights and any other sums chargeable to Borrower hereunder and under the other Loan Documents (and including any interest, fees and other charges that would accrue but for the filing of a bankruptcy action with respect to Borrower, whether or not such claim is allowed in such bankruptcy action).

“Operating Account” means that certain deposit account ending in [***] established and maintained by Borrower at the Initial Account Bank, subject to a Springing Account Control Agreement, solely for the purpose of holding the Expense Reserve Amount, holding the proceeds of capital contributions from the Company and making disbursements of the same and any successor Operating Account entered into in accordance with Section 4.03.

“Organizational Document” means, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such Person, and (v) in any other case, the functional equivalent of the foregoing.  For the avoidance of doubt, the Organization Documents of Borrower include the (i) Limited Liability Company Agreement and (ii) the Management Agreement executed in connection therewith.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Term Loan, commitment or Loan Document).

“Other Taxes” has the meaning set forth in Section 5.03.

“Parent” means XOMA Corporation, a Delaware corporation and its successors reasonably consented to by the Administrative Agent.

“Participant Register” has the meaning set forth in Section 13.01(e).

“Party” and “Parties” means Administrative Agent, the Lenders and Borrower, individually and collectively.

“Patriot Act” means the USA Patriot Act, Public Law No. 107-56.

“Payment Account” means such account of Administrative Agent maintained at such banking institution as Administrative Agent may specify in its discretion from time to time in writing to Borrower at least five (5) Business Day prior to any Interest Payment Date or other date on which payments are to be made to pursuant to the Loan Documents.

“Payment Date Distribution Report” means any Payment Date Distribution Report, in the form of Exhibit D hereto.

“Payment in Full”  means the payment in full in good funds of the Term Loan and other Obligations (other than contingent indemnification obligations for which no claims have been made).

“Payments” means due and owing payments of Amortization Payments and Fixed Interest (each under Section 4.05 hereof), including, in each case any default, additional interest or prepayment premium charged hereunder.

“Permitted Liens” means:

(a)Liens created pursuant to any Loan Document;
(b)Liens in favor of a banking or other financial institution arising as a matter of law or under customary contractual provisions encumbering deposits or other funds maintained with such banking or other financial institution (including the right of set off and grants of security interests in deposits and/or securities held by such banking or other financial institution) and that are within the general parameters customary in the banking industry;
(c)Liens securing Taxes, assessments, fees or other governmental charges or levies which are being contested in good faith and by appropriate proceedings diligently conducted and in respect of which adequate reserves with respect thereto are maintained by Borrower in accordance with GAAP and other similar Liens (other than any Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or by ERISA) arising in connection with court proceedings so long as the enforcement of such Liens is effectively stayed and the judgment claims secured thereby do not otherwise constitute an Event of Default under clause (i) of the definition of “Event of Default”; and
(d)banker’s liens for collection or rights of set off or similar rights and remedies as to deposit accounts or other funds maintained with depositary institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by Borrower in excess of those required by applicable banking regulations.

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Plan Assets” means assets of any (i) Employee Benefit Plan subject to the fiduciary responsibility provisions of Title I of ERISA, (ii) plan (as defined in Section 4975(e)(1) of the Code) subject to Section 4975 of the Code or (iii) entity whose underlying assets include assets of any such employee benefit plan or plan by reason of the investment by an employee benefit plan or plan in such entity.

“Pledge Agreement” means the Pledge and Security Agreement, dated as of the Closing Date, between Company and Administrative Agent pursuant to which the Capital Stock of Borrower is pledged to Administrative Agent, as supplemented by any amendments or supplements thereto.

“Principal Amount” means, as to each Term Loan, as of any date of determination, and without duplication, the amount equal to the sum of: (i) the original amount of such Term Loan, plus, (ii) any Accreted Principal accrued as of such date, minus, (iii) any payment in respect of principal as provided for in Section 3.01, 3.02 or 4.05.

“Pro Rata Share” means, with respect to:

(a)(i) a Lender’s obligation to make the Initial Term Loan, the percentage obtained by dividing (A) such Lender’s Initial Term Loan Commitment by (B) the Total Initial Term Loan Commitment and (ii) a Lender’s obligation to make a Delayed Draw Term Loan, the percentage obtained by dividing (A) such Lender’s Delayed Draw Term Loan Commitment by (B) the aggregate amount of the Lenders’ Delayed Draw Term Loan Commitments;

(b)a Lender’s right to receive payments of interest, fees and principal with respect to a Term Loan, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s portion of the Term Loan, by (ii) the aggregate unpaid principal amount of the Term Loan; and

(c)all other matters, the percentage obtained by dividing (i) the sum of such Lender’s Delayed Draw Term Loan Commitment and the unpaid principal amount of such Lender’s portion of the Term Loan, by (ii) the sum of the Total Delayed Draw Term Loan Commitment and the aggregate unpaid principal amount of the Term Loan.

“Proceeding” means an action or proceeding brought against a Party as a defendant, for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.

“Purpose” has the meaning set forth in Section 12.17(a).

“Register” means a record of ownership in which Borrower registers by book entry the interests (including any rights to receive payment hereunder) of each Lender in the Term Loan and any assignment of any such interest, obligation or right.

“Regulatory Change” means (i) the adoption after the date hereof (or with respect to any Lender that becomes a Lender after the date hereof, after the date such Lender becomes a Lender) of any applicable law, rule or regulation or any change therein after the date hereof, or (ii) any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, either generally or as effected through compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency.

“Representative” means, with respect to any Person, directors, officers, employees, agents, co-investors, advisors, potential investors, underwriters, rating agencies, permitted assignees, sources of financing and trustees of such Person.

“Required Lenders” means (i) at any time (other than when the Blue Owl Lenders constitute the Required Lenders pursuant to clause (ii) below) when there are three (3) or fewer Lenders, all Lenders and (ii) at all other times, Lenders whose Pro Rata Share (calculated in accordance with clause (c) of the definition thereof) aggregate at least 50.1%.

“Reserve Account” means that certain deposit account ending in [***] established and maintained by Borrower at the Initial Account Bank, subject to a Blocked Account Control Agreement, solely for the purpose of holding the Interest Reserve Amount and the Administrative Fee Escrow Amount, and/or any successor Reserve Account entered into in accordance with Section 4.03.

“Roche” has the meaning given in the Affitech Assignment Agreement (together with any successors or permitted assigns of Roche pursuant to the Affitech Assignment Agreement).

“Roche APA” has the meaning set forth in the Affitech Assignment Agreement.

“Sale” means the sale, transfer, assignment, contribution and conveyance of the Transferred Assets pursuant to the Sale Agreement.

“Sale Agreement” means the Sale, Contribution and Servicing Agreement, dated as of the Closing Date, between Parent, Company and Borrower.

“Scheduled Maturity Date” means December 15, 2038.

“SEC” means the United States Securities and Exchange Commission.

“Seller Event of Default” has the meaning set forth in the Sale Agreement.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, between Administrative Agent and Borrower, securing the Obligations of Borrower hereunder and the other Loan Documents (other than the Warrant), as supplemented by any amendments or supplements thereto.

“Semi-Annual Interest Shortfall” has the meaning set forth in Section 4.05(a).

“Semi-Annual Period” means each six month period commencing on January 1 and July 1 of each year.

“Senior Officer” means any President, Vice President, Secretary, Treasurer, Chief Executive Officer, Chief Financial Officer, or Chief Investment Officer.

“Servicer” has the meaning set forth in the Sale Agreement.

“Servicing Fee” has the meaning set forth in the Sale Agreement.

“Set-off” means any right of set off, rescission, counterclaim, reduction, deduction or defense.

“Springing Account Control Agreement” means any agreement entered into by the Account Bank, Borrower and the Administrative Agent, in the form and substance reasonably satisfactory to Administrative Agent (it being understood that the form attached hereto as Exhibit H is satisfactory to the Administrative Agent), pursuant to which, among other things, Administrative Agent shall have control over the Collection Account and Operating Account identified therein (within the meaning of Section 9-104 of the UCC), which such form, for the avoidance of doubt, shall provide for “springing” or “shifting control”.

“Subsidiary” means, with respect to any Person, at any time, any entity of which more than fifty percent (50%) of the outstanding voting stock or other equity interest entitled ordinarily to vote in the election of the directors or other governing body (however designated) is at the time beneficially owned or controlled directly or indirectly by such Person, by one or more such entities or by such Person and one or more such entities.

“Surviving Person” means, with respect to any Person involved in or that makes any disposition, the Person formed by or surviving such disposition or the Person to which such disposition is made.

“Taxes” means all present and future taxes, levies, duties, imposts, deductions, charges, fees or withholdings (including backup withholdings), and all interest, penalties and additions to tax with respect thereto, that are imposed by any Governmental Authority.

“Term Loan” means, collectively, the Initial Term Loan and each Delayed Draw Term Loan (together with all Accreted Principal on any such Term Loan).

“Term Loan Commitments” means, collectively, the Initial Term Loan Commitments and the Delayed Draw Term Loan Commitments.

“Third Party” means any Person other than Borrower or its Affiliates.

“Total Delayed Draw Term Loan Commitment” means the sum of the amounts of the Lenders’ Delayed Draw Term Loan Commitments.

“Total Initial Term Loan Commitment” means the sum of the amounts of the Lenders’ Initial Term Loan Commitments.

“Transaction Documents” means the Loan Documents and the Organizational Documents.

“Transaction Parties” means, collectively, Parent, Company and Borrower.

“Transferred Assets” has the meaning set forth in the Sale Agreement.

“U.S.” means the United States of America.

“UCC” means the Uniform Commercial Code as in effect from time to time in New York; provided, that, if, with respect to any financing statement or by reason of any provisions of Applicable Law, the perfection or the effect of perfection or non-perfection of the security interest or any portion thereof granted pursuant to the Loan Documents is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“Warrant” means, collectively, each Warrant to Purchase Stock set forth on Schedule 1.01(b).

Section 1.02Rules of Construction.  Unless the context otherwise requires, in this Agreement:
(a)An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.
(b)Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders.
(c)The definitions of terms shall apply equally to the singular and plural forms of the terms defined.
(d)The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.
(e)Unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein or in any of the other Transaction Documents) and include any annexes, exhibits and schedules attached thereto.
(f)References to any Applicable Law shall include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor.
(g)References to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth herein or in any of the other Transaction Documents), and any reference to a Person in a particular capacity excludes such Person in other capacities.
(h)The word “will” shall be construed to have the same meaning and effect as the word “shall”.
(i)The words “hereof”, “herein”, “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Agreement unless otherwise specified.
(j)In the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.
(k)Where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly.

Article II
TERM LOANS; DISBURSEMENT; CERTAIN FEES
Section 2.01Term Loans.
(a)Initial Term Loans; Delayed Draw Term Loans.  Subject to the terms and conditions hereof:
(i)each Lender severally agrees to make, on the Initial Funding Date, an Initial Term Loan to Borrower in an amount equal to such Lender’s Initial Term Loan Commitment; and
(ii)each Lender severally agrees to make, on one occasion during the Delayed Draw Commitment Period, Delayed Draw Term Loans to Borrower in an aggregate amount not to exceed such Lender’s Delayed Draw Term Loan Commitment.

Borrower may make only one borrowing under the Initial Term Loan Commitment, which shall be on the Initial Funding Date, and may make only one borrowing under the Delayed Draw Term Loan Commitment.  Any amount borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed.  Each Lender’s Initial Term Loan Commitment and Delayed Draw Term Loan Commitment shall terminate immediately and without further action on the Credit Date on which such Lender funds Initial Term Loans or Delayed Draw Term Loans, respectively, after giving effect to the funding of such Term Loans on such Credit Date.

(b)Borrowing Mechanics for Term Loans.
(i)Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than three (3) Business Days prior to the Initial Funding Date (or such shorter period permitted by Administrative Agent) with respect to Term Loans made on the Initial Funding Date.  Following the Initial Funding Date (and subject to the conditions set forth in Article VI), whenever Borrower desires that Lenders make the Delayed Draw Term Loan, Borrower shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 10:00 a.m. (New York City time) at least ten (10) Business Days in advance of the proposed Credit Date.  Each such Funding Notice shall be irrevocable once delivered to Administrative Agent.  Promptly upon receipt by Administrative Agent of any such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.  Administrative Agent and Lenders (A) may act without liability upon the basis of written or emailed notice believed by Administrative Agent in good faith to be from Borrower (or from any Senior Officer thereof designated in writing purportedly from Borrower to Administrative Agent), (B) shall be entitled to rely conclusively on any Senior Officer’s authority to request a Term Loan on behalf of Borrower until Administrative Agent receives written notice to the contrary, and (C) shall have no duty to verify the authenticity of the signature appearing on any written Funding Notice.
(ii)Each Lender shall make its applicable Term Loan available to Administrative Agent not later than 12:00 p.m. on the applicable Credit Date, by wire transfer of same day funds in Dollars to Administrative Agent.  Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the applicable Term Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Term Loans received by Administrative Agent from Lenders to be credited to the account of Borrower or to such other account as may be designated in writing to Administrative Agent by Borrower; provided, however, that the Initial Term Loans shall be funded net of: (i) the fees set forth in the Fee Letter and required to be paid on the Closing Date, and (ii) accrued Lender Expenses to the extent invoiced at least one (1) Business Day prior to the Closing Date.  It is understood that the Initial Administrative Fee

Escrow Amount and the Interest Reserve Amount shall be funded into the Reserve Account and the Expense Reserve Amount shall be funded into the Operating Account, in each case, on the Closing Date.
(iii)During the Delayed Draw Commitment Period, Borrower may make one (1) draw of Delayed Draw Term Loans in a minimum amount of $10,000,000.
(c)Pro Rata Shares; Availability of Funds.
(i)Pro Rata Shares.  All Term Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder nor shall any Term Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder or purchase a participation required hereby.
(ii)Availability of Funds.  Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Term Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder.  Nothing in this Section 2.01(c)(ii) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.
Article III
REPAYMENT
Section 3.01Amortization; Maturity Date.
(a)If not earlier repaid in full, the unpaid balance of the outstanding Principal Amount of the Term Loan, together with any accrued and unpaid interest, and all other Obligations then outstanding, shall be due and payable in cash to the Payment Account on the Maturity Date.
(b)The outstanding principal balance of the Term Loan and any interest or premium due with respect thereto shall be repayable solely from Commercial Payments except (i) in connection with voluntary prepayment of the Term Loan pursuant to Section 3.02(b) or Section 3.03 or (ii) in connection with prepayments required pursuant to Section 3.02(a).
(c)If the remaining Interest Reserve Amount in the Reserve Account for any Interest Payment Date is insufficient to satisfy the Semi-Annual Interest Shortfall (the difference between the Semi-Annual Interest Shortfall and the remaining Interest Reserve Amount in the Reserve Account the “Deficiency Amount”), then any such Deficiency Amount, unless paid in cash by Borrower on the Interest

Payment Date with the proceeds of a substantially concurrent capital contribution from Company, shall increase the outstanding Principal Amount of the Term Loan by an amount equal to the Deficiency Amount for the applicable Interest Payment Date (rounded up to the nearest whole dollar) and each Lender shall be deemed to have made an additional term loan in a Principal Amount equal to its Pro Rata Share of the aggregate amount of such Deficiency Amount (such additional term loan, “Accreted Principal”).  Accreted Principal shall be deemed to be part of the Term Loan made to Borrower for all purposes under this Agreement, and the Term Loan shall bear interest on such increased Principal Amount from and after the applicable Interest Payment Date in accordance with Section 4.01. In the event of any repayment or prepayment of the Term Loan (including, without limitation, principal payments due under Section 4.05(a)(ii)), accrued and unpaid Fixed Interest on the Principal Amount repaid or prepaid shall be payable on the date of such repayment or prepayment.
Section 3.02Mandatory Prepayment; Voluntary Prepayment.
(a)Mandatory Prepayment.
(i)During the continuance of an Event of Default the Administrative Agent may declare the outstanding Principal Amount of the Term Loan, plus any accrued and unpaid interest thereon, to be immediately due and payable hereunder, in whole but not in part, to the extent permitted by law, together with all other Obligations, including those fees set forth in the Fee Letter and payable upon such prepayment, then outstanding or due in connection therewith, to the Payment Account.
(ii)In connection with the prepayment in full of the Term Loan outstanding under Section 3.02(a), any unpaid amounts in respect of such prepaid Term Loan not consisting of principal or Fixed Interest (i.e., any unpaid amounts for indemnification, tax gross-up, default interest, expense reimbursement and other amounts not consisting of principal or interest) shall be immediately due and payable.
(iii)In connection with any prepayment under this Section 3.02(a), Borrower shall provide to Administrative Agent a Notice of Prepayment showing the calculation of the amount to be prepaid and all other amounts payable in connection therewith under this Section 3.02(a).
(iv)Notwithstanding anything in this Agreement or in any other Loan Document to the contrary, if the Term Loan shall remain outstanding after the fifth (5th) anniversary of the initial issuance thereof and the aggregate amount that would be includible in the gross income of a Lender with respect to the Term Loan (within the meaning of Section 163(i) of the Code or any successor provision) for the periods ending on or before any Interest Payment Date that occurs after such fifth (5th) anniversary (the “Aggregate Accrual”) would otherwise exceed an amount equal to the sum of (i) the aggregate amount of interest to be paid (within the meaning of Section 163 (i) of the Code) under the Term Loan on or before such Interest Payment Date, and (ii) the product of (A) the issue price (as defined in Section 1273(b) of the Code) of the Term Loan and (B) the yield to maturity (interpreted in accordance with Section 163(i) of the Code) of the Term Loan (such sum, the “Maximum Accrual”), then Borrower shall pay on each applicable Interest Payment Date occurring after such fifth (5th) anniversary that portion of the outstanding Principal Amount of the Term Loan necessary to prevent the Term Loan from constituting an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code, up to an amount equal to the excess, if any, of the Aggregate Accrual over the Maximum Accrual (each such payment, the “AHYDO Payment”) and the amount of such AHYDO Payment and any interest thereon shall be treated for U.S. federal income tax purposes as an amount of interest to be paid (within the meaning of Section 163(i)(2)(B)(i) of the Code) under the Term Loan.  This provision is intended to prevent the Term Loan from being classified as an “applicable high yield discount obligation,” as defined in Section 163(i) of the Code, and shall be interpreted consistently therewith.

(b)Voluntary Prepayment.
(i)Subject to the terms of the Fee Letter, Borrower may prepay the outstanding Principal Amount of the Term Loan, plus any accrued and unpaid interest thereon, in whole but not in part, to the extent permitted by law, together with all other Obligations, including those fees set forth in the Fee Letter and payable in connection with such prepayment, then outstanding or due in connection therewith, to the Payment Account.
(ii)In connection with the prepayment in full of the Term Loan outstanding under this Section 3.02(b), any unpaid amounts in respect of such prepaid Term Loan not consisting of principal or Fixed Interest (i.e., any unpaid amounts for indemnification, tax gross-up, default interest, expense reimbursement and other amounts not consisting of principal or interest) shall be immediately due and payable.
(iii)The date of prepayment of the Term Loan and any other amounts due to Lender under this Section 3.02(b), shall be a Business Day not more than 10 Business Days following the date Borrower has provided to Administrative Agent a Notice of Prepayment showing the calculation of the amount to be prepaid and all other amounts payable in connection therewith under this Section 3.02(b).  Such Notice of Prepayment shall constitute Borrower’s irrevocable commitment to prepay the Term Loan outstanding and all such other amounts on such prepayment date; provided, however, that such Notice of Prepayment may state that such notice is conditioned upon the effectiveness of any credit facilities or one or more other events specified therein (including the occurrence of a Change of Control), in which case such notice may be revoked by Borrower (by notice to Lender on or prior to the specified effective date) if such condition is not satisfied.
Section 3.03Increased Cost.
(a)If any Regulatory Change occurs that has or would have the effect of:
(i)imposing, modifying or deeming applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender;
(ii)subjecting Lender to any Taxes (other than (A) Indemnified Taxes or (B) Excluded Taxes) with respect to the Term Loan, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)imposing on Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Loan made by Lender;

and the result of any of the foregoing shall be to reduce the rate of return on the capital of Lender as a consequence of its obligations hereunder or arising in connection herewith to a level below that which Lender could have achieved but for such introduction, change or compliance (taking into consideration the policies of Lender with respect to capital adequacy) by an amount deemed by Lender to be material, then from time to time, on the first Interest Payment Date occurring at least thirty (30) days after demand by Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a description of the computation of such demand), Borrower shall pay directly to Lender such additional amount or amounts as will compensate Lender for such reduction.  Lender will take such actions reasonably requested by Borrower, at the expense of Borrower, if such actions will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of Lender, be otherwise disadvantageous to it or inconsistent with its internal policies and procedures.  In no event will Lender be expected or required to monitor the occurrence of any of the events or contingencies described in this Section 3.03(a).  Notwithstanding the foregoing, in no event shall Borrower be required to compensate Lender pursuant to this Section 3.03 for any amounts under this Section 3.03 incurred more than one hundred and eighty (180) days prior to the date that Lender notifies Borrower of such amount and of Lender’s intention to claim compensation therefor.

(b)In determining any amount provided for in this Section 3.03, Lender shall use commercially reasonable averaging and attribution methods.  If Lender makes a claim under this Section 3.03, it shall submit to Borrower a certificate setting forth the basis for such demand and a description of the computation of such demand as to such additional or increased cost or reduction, which certificate shall be conclusive absent manifest error.
(c)If a Lender submits a demand in writing to Borrower to pay any additional amounts pursuant to this Section 3.03, Borrower may elect, in its sole discretion, upon ten (10) Business Days prior written notice to such Lender and the Administrative Agent, to repay the Loan held by such Lender in full in accordance with Section 3.02(b) and such repayment may be on a non-pro rata basis; provided that such demand has not been rescinded in writing by such Lender or any permitted Assignee prior to the making of such repayment.
Article IV
INTEREST; FEES; EXPENSES; MAKING OF PAYMENTS
Section 4.01Interest Rate; Fees.
(a)The outstanding Principal Amount of the Term Loan shall bear interest consisting of Fixed Interest, which shall be paid in cash as provided in this Section 4.01 or accreted as set forth in Section 3.01.
(b)Borrower agrees to pay all fees payable by it in the Fee Letter in the amounts and at the times specified therein.
(c)All interest hereunder in respect of Fixed Interest and all fees referred to in this Section 4.01(b) shall be computed on the basis of a 360-day year of twelve 30-day months.
(d)Fixed Interest on the Term Loan shall be payable solely from the Commercial Payments, except (i) in connection with voluntary prepayment of the Term Loan pursuant to Section 3.02(b) or Section 3.03 and (ii) in connection with prepayments required pursuant to Section 3.02(a).
(e)For the avoidance of doubt, Fixed Interest that is not paid in cash on the date due but that is added to the Principal Amount of the Term Loan as Accreted Principal in accordance with Section 3.01(c) shall accrue Fixed Interest from the date at which it is incorporated as Accreted Principal.
Section 4.02Reserve Account.
(a)On or before the Closing Date, Borrower (i) shall establish with an Account Bank the Reserve Account and (ii) together with Administrative Agent and such Account Bank, enter into a Blocked Account Control Agreement.  In accordance with Section 2.01(b)(ii), Administrative Agent shall deposit the Interest Reserve Amount and the Initial Administrative Fee Escrow Amount from the proceeds of the Initial Term Loan into the Reserve Account on the Initial Funding Date.
(b)Borrower shall promptly pay for any fees, expenses and charges of the Account Bank required to be made to the Account Bank with respect to the Reserve Account and pursuant to the terms of the Blocked Account Control Agreement by transferring from the Operating Account sufficient funds into the Reserve Account when such fees, expenses and charges are due.
(c)Prior to the Payment in Full, Borrower shall have no right to (i) terminate the Reserve Account or (ii) direct the use of balances on deposit therein, except, with respect to this clause (ii) only, as set forth in the immediately following clause (d) and in Section 4.05(a)(iv).
(d)On any Interest Payment Date on which the Included Commercial Payments to be applied to Fixed Interest and Amortization Payments is equal to or greater than $[***], Borrower may elect, by written notice to Administrative Agent, for a portion of the Interest Reserve Amount not to exceed $[***] to be either (x) released to the Operating Account (for distribution to Company) or (y) applied in repayment of the principal amount of the Term Loan and any fees due in respect of such prepayment.
Section 4.03Operating Account.
(a)On or before the Closing Date, Borrower shall (i) establish with the Account Bank the Operating Account and (ii) together with Administrative Agent and the Account Bank, enter into a Springing Account Control Agreement.  In accordance with Section 2.01(b)(ii), Administrative Agent shall deposit the Expense Reserve Amount into the Operating Account on the Initial Funding Date simultaneous with the funding of the Initial Term Loan.
(b)Prior to the Payment in Full, Borrower shall have no right to terminate the Operating Account.  The Operating Account shall be used solely for (i) holding the Expense Reserve Amount, (ii) holding the proceeds of capital contributions from Company and (iii) making payments (including as contemplated by Section 4.02(b)) with respect to Taxes and Expenses.
(c)Prior to the Payment in Full, Borrower shall have no right to terminate the Operating Account without Administrative Agent’s prior written consent; provided that, without Lender’s consent, Borrower shall have the right from time to time to establish a replacement Operating Account with a replacement Account Bank, provided that such replacement Account Bank has entered into a Springing Account Control Agreement with the Administrative Agent with respect to such replacement account effective no later than the date of such replacement.

For purposes of this Agreement, any reference to the “Operating Account,” or the Springing Account Control Agreement entered into in connection therewith shall refer to such replacement Operating Account and Springing Account Control Agreement or Account Bank, as the context require.

Section 4.04Collection Account.
(a)On or before the Closing Date or such later date as Administrative Agent may agree in is sole discretion, Borrower shall (i) establish with the Account Bank the Collection Account and (ii) together with Administrative Agent and the Account Bank, enter into a Springing Account Control Agreement with the Account Bank.
(b)Borrower shall promptly pay for all fees, expenses and charges of the Account Bank required to be made to the Account Bank with respect to the Collection Account and pursuant to the terms of the applicable Springing Account Control Agreement by depositing sufficient funds into the Collection Account when such fees, expenses and charges are due (it being understood that such amounts may be disbursed out of the Operating Account in accordance with Section 4.05).

(c)Prior to the Payment in Full, Borrower shall have no right to terminate the Collection Account without Administrative Agent’s prior written consent; provided that, without Lender’s consent to the change of location of such accounts (provided such location is in the United States), Borrower shall have the right from time to time to establish a replacement Collection Account with a replacement Account Bank, provided that such replacement Account Bank entered into a Springing Account Control Agreement with respect to such replacement accounts effective no later than the date of replacement, and Borrower instructs the applicable Covered Agreement Counterparties to make payments to such new accounts.

For purposes of this Agreement, any reference to the “Collection Account,” or the Springing Account Control Agreement entered into in connection therewith shall refer to such replacement Collection Account and Springing Account Control Agreement or Account Bank, as the context requires.

(d)On or before the Closing Date, Borrower shall deliver a written notice to each Covered Agreement Counterparty as to the sale and assignment of the Transferred Assets to Borrower and instructions for payment thereafter with respect to all payments that are due and payable to Borrower in respect of or derived from the Covered Agreements (which notice and instructions shall be in the form attached to the Sale Agreement or otherwise reasonably satisfactory to Administrative Agent) and shall provide that each Covered Agreement Counterparty is to remit all amounts payable to Borrower in respect thereof to the Collection Account.
(e)To the extent any Commercial Payments are paid directly to Borrower (other than to the Collection Account), Borrower shall (i) remit to the Collection Account all such amounts within five (5) Business Days of receipt of any such funds, (ii) promptly instruct such Covered Agreement Counterparty to remit any future payments to the Collection Account and (iii) promptly provide to Administrative Agent a copy of such notice.
Section 4.05Application of Payments; Ratable Sharing.
(a)On each Interest Payment Date, the Borrower shall (1) promptly deliver to the Administrative Agent the Payment Date Distribution Report and (2) distribute from the Collection Account all Included Commercial Payments received since the immediately preceding Interest Payment Date in the order of priority set forth below but, in each case, only to the extent that all amounts then required to be paid ranking prior thereto have been paid in full:
(i)first, to the Operating Account such amount as necessary, when taken together with all amounts then on deposit in the Operating Account, for payment of all Taxes then due and payable by Borrower, if any, in the amount shown in all supporting documentation attached to the Payment Date Distribution Report;
(ii)second, to the Payment Account for application to all accrued and unpaid Lender Expenses (it being understood that invoices for such Lender Expenses shall have been provided at least ten (10) Business Days prior to the applicable Interest Payment Date);
(iii)third, to the Operating Account such amount as necessary, when taken together with all amounts then on deposit in the Operating Account, for the payment of all Expenses not previously paid or reimbursed, in the amount requested by the Borrower and shown in supporting documentation attached to the Payment Date Distribution Report; provided, however, that: (1) unless and until a Servicer Termination Event (as defined in the Sale Agreement) has occurred and a new Servicer (as defined in the Sale Agreement) that is not an Affiliate of Borrower has been appointed in accordance with Section 5.05 of the Sale Agreement, no Servicing Fee shall be permitted to be paid under this Section

4.05(a)(iii) and (2) all fees payable under this Section 4.05(a)(iii) for any Semi-Annual Period shall not exceed the lesser of (x) an amount necessary, after application of all amounts then on deposit in the Operating Account, to pay such Expenses and (y) $25,000;
(iv)fourth, to the Payment Account for application, on the Interest Payment Date, to all accrued and unpaid Fixed Interest on the Term Loan for the period from and including the prior Interest Payment Date to and including the day before the current Interest Payment Date; provided, however, that if Included Commercial Payments for such period are insufficient to pay all amounts of Fixed Interest due on the Term Loan for such period (the amount of such shortfall, the “Semi-Annual Interest Shortfall”), Administrative Agent shall instruct the Account Bank, with respect to the Interest Reserve Amount, to release to Administrative Agent, for distribution to the Lenders in payment of Fixed Interest, an amount equal to the Semi-Annual Interest Shortfall or, if the Interest Reserve Amount remaining in the Reserve Account is less than the Semi-Annual Interest Shortfall, all remaining Interest Reserve Amounts in the Reserve Account (it being understood that any Fixed Interest remaining unpaid after application of all Interest Reserve Amounts shall not be required to be paid in cash and shall instead become Accredited Principal in accordance with Section 3.01);
(v)fifth, to the extent the Included Commercial Payments for such period exceeds the amounts payable under the foregoing clauses (i)-(iv) (such amount, the “Amortization Payment”), the Amortization Payment shall be disbursed to the Payment Account and applied by the Administrative Agent to repay, on a pro rata basis, principal on the Term Loans outstanding at par.
(b)Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, a copy of the Payment Date Distribution Report and such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due with respect thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.
(c)Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Term Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender having Term Loans, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders having Term Loans in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

Section 4.06Interest on Late Payments.

If any amount payable by Borrower to Administrative Agent hereunder is not paid (or accreted in accordance with Section 3.01(c)) when due (whether at stated maturity, by acceleration or otherwise), interest shall accrue on any such unpaid amounts, both before and after judgment during the period from and including the applicable due date, to but excluding the day the overdue amount is paid in full, at a rate per annum equal to the Default Rate.  Interest accruing under this Section 4.06 shall be payable on demand of Administrative Agent acting at the direction of the Required Lenders.

For the avoidance of doubt, any Accreted Principal shall also accrue interest at the Default Rate in the event that Fixed Interest that is not paid in cash on the date due but that is added to the Principal Amount of the Term Loan as Accreted Principal in accordance with Section 3.01(c) shall accrue Fixed Interest from the date at which it is incorporated as Accreted Principal and shall thereafter accrue interest at the Default Rate in the event that the Principal Amount of the Term Loan generally bears interest at the Default Rate.

Section 4.07Administration and Enforcement Expenses.

Borrower shall promptly reimburse Administrative Agent and each Lender on demand for all Lender Expenses.

Section 4.08Making of Payments.

Notwithstanding anything to the contrary contained herein, any payment stated to be due hereunder on a given day in a specified month shall be made or shall end (as the case may be), (i) if there is no such given day or corresponding day, on the last Business Day of such month or (ii) if such given day or corresponding day is not a Business Day, on the next succeeding Business Day.

Section 4.09Setoff or Counterclaim.

Each payment by Borrower under this Agreement and the Fee Letter shall be made without setoff, deduction or counterclaim.  Administrative Agent and each Lender shall have the right to set off any and all amounts owed by Borrower under this Agreement as provided in Section 10.03.

Article V
TAXES
Section 5.01Taxes.
(a)Except as otherwise required by Applicable Law, all payments by Borrower under this Agreement or any other Loan Document (including payments with respect to the Term Loan) shall be made free and clear of and without deduction for any present or future Taxes.  If Borrower or any other applicable withholding agent shall be required by Applicable Law to deduct any Taxes from or in respect of any sum payable to Administrative Agent or any Lender under this Agreement or any other Loan Document, (i) if such Taxes are Indemnified Taxes, the sum payable by Borrower shall be increased as necessary so that after all required deductions for Indemnified Taxes have been made by the applicable withholding agent (including deductions applicable to additional sums payable under this Section 5.01(a)), Administrative Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Loan Document shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower as will enable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
(ii)Without limiting the generality of the foregoing:
(1)If a Lender is a Foreign Lender, then such Lender shall provide to Borrower (i) in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” (x) two accurate and complete original signed copies of IRS Form W-8BEN-E or IRS Form W-8BEN (or a successor form), as applicable, properly completed and duly executed by such Foreign Lender and (y) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, (ii) if the payments receivable by the Foreign Lender are effectively connected with the conduct of a trade or business in the United States, two accurate and complete original signed copies of IRS Form W-8ECI (or a successor form), (iii) in the case of a Foreign Lender that is entitled to benefits under an income tax treaty to which the United States is a party, two accurate and complete original signed copies of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the applicable article(s) of such tax treaty or (iv) to the extent a Foreign Lender is not the beneficial owner, two accurate and complete original signed copies of IRS Form W-8IMY, accompanied by two accurate and complete copies of IRS Form W-8ECI, IRS Form W-8BEN, or IRS Form W-8BEN-E, as applicable, a certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate substantially in the form of Exhibit E-4 on behalf of such direct and indirect partner(s).  Such forms or certificates shall be delivered by such Foreign Lender on or prior to the date that it becomes a Lender under this Agreement, at any time thereafter if any form or certification previously delivered expires or becomes obsolete or inaccurate in any respect, and upon a reasonable written request of Borrower.  Notwithstanding any other provision of this Section 5.01(b), no Foreign Lender shall be required to deliver any form pursuant to this Section 5.01(b) that such Foreign Lender is not legally eligible to deliver.
(2)Each Lender that is not a Foreign Lender shall provide two properly completed and duly executed copies of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax on or prior to the date on which such Lender becomes a Lender under this Agreement, at any time thereafter if any form or certification previously delivered expires or becomes obsolete or inaccurate in any respect, and upon a reasonable written request of Borrower.
(3)Any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower to determine the withholding or deduction required to be made; and
(4)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower at the time or times prescribed by Applicable Law and at such time or times reasonably requested by Borrower such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)Each Lender having assigned its rights and obligations hereunder in whole or in part shall collect from such assignee at the time of the assignment the documents described in Sections 5.01(b)(ii)(1) and (b)(ii)(2) as applicable.
Section 5.02Receipt of Payment.

Within thirty (30) days after the date of any payment of Taxes by Borrower pursuant to this Article V, Borrower shall furnish to Administrative Agent the original or a certified copy of a receipt evidencing payment thereof or other evidence reasonably satisfactory to Administrative Agent.

Section 5.03Other Taxes.

Borrower shall promptly pay any registration, transfer, stamp or documentary, recording or similar Taxes arising from any payment made under any Loan Document, or from the execution, delivery, performance, enforcement or registration of, the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes with respect to an assignment by a Lender that are Other Connection Taxes (all such non-excluded Taxes, “Other Taxes”), to the relevant Governmental Authority in accordance with Applicable Law.

Section 5.04Indemnification.

If Administrative Agent or any Lender pays any Indemnified Taxes that Borrower is required to pay pursuant to this Article V, Borrower shall indemnify Administrative Agent or such Lender on demand in full (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 5.04), whether or not such Taxes were correctly or legally asserted.  A certificate of Administrative Agent or any affected Lender claiming any compensation under this Section 5.04, setting forth the amounts to be paid thereunder and delivered to Borrower, shall be conclusive, binding and final for all purposes, absent manifest error.

Section 5.05Registered Obligation.
(a)Borrower shall establish and maintain, at its address referred to in Section 12.03, (i) a Register in which Borrower agrees to register by book entry the interests (including any rights to receive payment hereunder) of Lender in the Term Loan, each of its obligations under this Agreement to participate in the Term Loan, and any assignment of any such interest, obligation or right, and (ii) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of Lender(s) (and each change thereto pursuant to Sections 12.01 and 12.02), (2) the amount of the Term Loan described in clause (i) above, (3) the amount of any principal or interest due and payable or paid, and (4) any other payment received and its application to the Term Loan.  The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower and each Lender shall treat each person whose name is recorded in the Register as the owner of the Term Loans for all purposes of this Agreement, notwithstanding notice to the contrary.  No error in the Register shall diminish any of Borrower’s obligations to any Lender under this Agreement.
(b)Notwithstanding anything to the contrary contained in this Agreement or elsewhere, the Term Loan (including any note evidencing such Term Loan) are registered obligations, the right, title and interest of Lender and its assignees in and to the Term Loan shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein.  The parties hereto intend that the Term Loan will be at all times maintained in “registered form” within the meaning of Section 5f.103-1(c) of the U.S. Treasury Regulations, Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).
Section 5.06Tax Treatment.

For U.S. federal income and applicable state and local income tax purposes, the Parties agree to the following:

(a)the Term Loan is debt;
(b)any contingency associated with the Term Loan is described in Treasury Regulation Section 1.1272-1(c) and/or Treasury Regulations Section 1.1275-2(h) and therefore the Term Loan is not governed by the rules set out in Treasury Regulations Section 1.1275-4;
(c)interest payable on the Term Loan is not contingent interest within the meaning of Sections 871(h)(4) and 881(c)(4) of the Code;
(d)the Term Loan and Warrant constitutes an investment unit within the meaning of Section 1273 of the Code;
(e)the Parties shall determine the fair market value of the Warrant as promptly as practicable after the Closing Date; and
(f)this Agreement is not intended to create a partnership, association or joint venture between or among Lender and/or Borrower or any Subsidiary and each Party agrees not to refer to the other as a “partner” or the relationship as a “partnership” or “joint venture”.

Each Party agrees not to take any position that is inconsistent with the intended tax treatment set forth in this Section 5.06 on any Tax return or in any audit or other administrative or judicial proceeding unless (i) each other Party has consented to such actions; or (ii) as a result of a material change in Applicable Law following the date of this Agreement, counsel for such Party has advised it in writing that taking such a position would, notwithstanding compliance with all applicable reporting requirements and disclosure obligations, subject such Party to penalties under the Code.

Section 5.07Treatment of Certain Refunds.

If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Article V (including by the payment of additional amounts pursuant to this Article V), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Article V with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5.07 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 5.07, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.07 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 5.07 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

Article VI
CONDITIONS PRECEDENT
Section 6.01Closing Date.

The effectiveness of this Agreement, and the obligation of each Lender to make a Credit Extension on the Initial Funding Date, is subject to the satisfaction of the following conditions on or before the Closing Date:

(a)This Agreement and the other Loan Documents shall have been executed and delivered to Administrative Agent by each party thereto.
(b)Administrative Agent shall have received an executed copy of:
(i) an opinion of counsel to the Transaction Parties, dated the Closing Date in form and substance reasonably satisfactory to Administrative Agent and each Lender;
(ii)a certificate of each Loan Party, executed respectively by a Senior Officer thereof, dated the Closing Date, substantially in the form of Exhibit F hereto; and
(iii)Each Notice and Instruction Letter.
(c)Each Loan Party shall have delivered to Lender a certificate, dated the Closing Date, of a Senior Officer (the statements in which shall be true and correct on and as of the Closing Date): (i) attaching copies, certified by such officer as true and complete, of such party’s certificate of incorporation or other organizational documents (together with any and all amendments thereto) certified by the appropriate Governmental Authority as being true, correct and complete copies; (ii) attaching copies, certified by such officer as true and complete, of resolutions of the Board of Directors (or similar governing body) of such party authorizing and approving the execution, delivery and performance by such party of the Loan Documents to which it is a party and the transactions contemplated herein and therein; (iii) setting forth the incumbency of the officer of such party who executed and delivered such Loan Documents, including therein a signature specimen of each such officer; and (iv) attaching copies, certified by such officer as true and complete, of certificates of the appropriate Governmental Authority of the jurisdiction of formation, stating that such party was in good standing under the laws of such jurisdiction as of the Closing Date (or a date immediately prior thereto acceptable to Lender).
(d)The Transaction Documents shall be in full force and effect.
(e)All necessary governmental and third-party approvals, consents and filings, including in connection with the Term Loan, the Security Agreement, the Sale Agreement and the other Loan Documents shall have been obtained or made and shall remain in full force and effect.
(f)Borrower shall have delivered to Administrative Agent certified copies of UCC, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name Borrower as debtor and that are filed in those state and county jurisdictions in which Borrower is organized or maintains its principal place of business and such other searches that Administrative Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Loan Documents (other than any Permitted Liens).
(g)Administrative Agent shall have received all UCC financing statements in appropriate form for filing under the UCC, and all other certificates, agreements, instruments, filings, recordings and other actions, that are necessary or reasonably requested by Administrative Agent in order to establish, protect, preserve and perfect the security interest in the assets of Borrower constituting Collateral as provided in the Security Agreement as a valid and perfected first priority security interest with respect to such assets shall have been duly effected (or arrangements therefor satisfactory to Lender shall have been made).
(h)Administrative Agent and each Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, including and the information described in Section 12.18.
(i)Parent shall have executed and delivered the Warrants.
(j)Borrower shall have paid (or caused to be paid) all fees, costs and expenses (including legal fees and expenses) agreed in writing to be paid by it to Administrative Agent in connection herewith (including pursuant to the Fee Letter) to the extent due on the closing date; provided that any invoices shall be provided at least one (1) Business Days prior to the Closing Date.
(k)Administrative Agent shall have received such other approvals, opinions, documents or materials as it may reasonably request.
Section 6.02Conditions to Each Credit Extension.

The obligation of each Lender to make the Initial Term Loan on the Initial Funding Date or any other Term Loan on any date following the Closing Date is subject to the satisfaction or waiver of the following conditions precedent:

(a)Administrative Agent shall have received a fully executed and delivered Funding Notice as and when required by Section 2.01(b)(i).

(b)As of as of the applicable Credit Date, no event shall have occurred and be continuing that (i) constitutes a Default or an Event of Default or (ii) could reasonably be expected to constitute a Material Adverse Effect (without giving effect to the cure period applicable to an Event of Default based thereon), in each case both at the time of, and immediately after giving effect to, the making of any Term Loan.
(c)As of as of the applicable Credit Date, the representations and warranties contained herein and in each other Loan Document, certificate or other writing delivered to Administrative Agent or any Lender pursuant hereto or thereto on or prior to the Credit Date shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date.
(d)On each Credit Date, the Loan Parties shall have paid all fees, costs and expenses then payable by the Loan Parties pursuant to this Agreement and the other Loan Documents; provided that any invoices shall be provided at least one (1) Business Days prior to the applicable Credit Date.
(e)With respect to the Delayed Draw Term Loan, on or prior to such Credit Date, Administrative Agent shall have received, upon request, evidence reasonably satisfactory to it that the Delayed Draw Funding Milestone has been satisfied.
Article VII
REPRESENTATIONS AND WARRANTIES
Section 7.01Representations and Warranties of Borrower.

In order to induce Administrative Agent and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, Borrower represents and warrants to Administrative Agent and Lender, on the Closing Date and on each Credit Date, that the following statements are true and correct:

(a)Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware and has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted.  Borrower is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing would not result in, and could not reasonably be expected to have resulted in a Material Adverse Effect).
(b)None of the execution and delivery by Borrower of any of the Loan Documents to which Borrower is party, the performance by Borrower of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will: (i) contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy (including termination, cancellation or acceleration) or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (A) any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which Borrower or any of its assets or properties may be subject or bound, (B) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which Borrower is a party or by which Borrower or any of its assets or properties is bound or committed or (C) any term or provision of any of the organizational documents of Borrower, except in the case of clause (A) or (B) where any such event would not result in a Material Adverse Effect; or (ii), except as provided in or contemplated by any of the Transaction Documents, result in or require the creation or imposition of any Lien.
(c)Other than pursuant to the Loan Documents, Borrower has not granted or agreed to grant any Lien on the Transferred Assets (other than, after the Closing Date, Permitted Liens), nor does there exist any Lien on the Transferred Assets or its Capital Stock (other than, after the Closing Date, Permitted Liens).
(d)Borrower has all powers and authority to execute and deliver, and perform its obligations under, the Loan Documents to which it is party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of each of the Loan Documents to which Borrower is party and the performance by Borrower of its obligations hereunder and thereunder have been duly authorized by Borrower.  Each of the Loan Documents to which Borrower is party has been duly executed and delivered by Borrower.  Each of the Loan Documents to which Borrower is party constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.
(e)Upon giving effect to the Sale (and subject to the terms and conditions thereof), Borrower shall be the exclusive owner of the entire right, title (legal and equitable) and interest in, to and under the Collateral, free and clear of all Liens, other than Permitted Liens, and Borrower shall be entitled to be the sole recipient of all Commercial Payments.  Upon granting by Borrower of the security interests in the Collateral to Administrative Agent, Administrative Agent shall acquire a first priority security interest in the Collateral, free and clear of all Liens, other than Permitted Liens.  Borrower has not caused, and to the Knowledge of Borrower no other Person has caused, the claims and rights of Administrative Agent or any Lender created by any Loan Document in and to the Collateral, to be subordinated to any creditor or any other Person.
(f)The execution and delivery by Borrower of the Loan Documents to which Borrower is party, the performance by Borrower of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder (including the granting of security interests in the Collateral to Administrative Agent) do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for (i) the filing of any applicable notices under securities laws, (ii) the filings necessary to perfect Liens created by the Loan Documents, (iii) those previously obtained and in full force and effect, and (iv) consents, filings and registrations in connection with the Sale as contemplated by the Sale Agreement.
(g)There is no action, suit, arbitration proceeding, claim, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal, and including by or before a Governmental Authority) pending or, to the Knowledge of Borrower, threatened in writing (or, in the case of a threat by a Governmental Authority, threatened orally or in writing) by or against Borrower or any of its Subsidiaries, at law or in equity, that (i) if adversely determined, would result in a Material Adverse Effect or (ii) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Loan Documents to which Borrower is party.
(h)Upon consummation of the transactions contemplated by the Loan Documents and the application of the proceeds of the Term Loan to be made on the applicable Credit Date, (i) the present fair saleable value of the properties and assets of Borrower will be greater than the sum of its debts, liabilities and other obligations, including contingent liabilities, (ii) the present fair saleable value of the properties and assets of Borrower will not be less than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including contingent liabilities, as they become absolute and matured, (iii) Borrower will be generally able to realize upon its assets and pay its debts, liabilities and other obligations, including contingent obligations, as they become absolute and matured, (iv) Borrower will not have unreasonably small capital with which to engage in its business as now conducted, (v) Borrower has not incurred debts or other obligations or liabilities beyond its ability to pay such debts or other obligations or liabilities as they become absolute and matured, (vi) Borrower will not have become subject to any Insolvency Event and (vii) Borrower will not have been rendered insolvent within the meaning of any Applicable Law.  No step has been taken by Borrower or, to its Knowledge, any other Person to make Borrower subject to an Insolvency Event.
(i)No Default or Event of Default has occurred and is continuing, and no such event will occur upon the making of the Term Loan to be made on the applicable Credit Date.
(j)Borrower has timely filed (or caused to be filed) all Tax returns and reports required by Applicable Law to have been filed by it and has paid all Taxes required to be paid by it (including in its capacity as a withholding agent), except any such Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books or where any such failure to file or pay would not result, individually or in the aggregate, in a Material Adverse Effect.  None of the payments received (or to be received) by Borrower in respect of the Commercial Payment Interest has been, or under current Law will be, subject to any deduction or withholding of any Tax.
(k)Borrower has not taken any action that would entitle any person or entity to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.
(l)Borrower (i) has not violated, is not in violation of, is not under investigation with respect to, and has not been threatened to be charged with or been given notice of any violation of, any Applicable Law or any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority and (ii) is not subject to any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority, in each case, that would result in a Material Adverse Effect.  Borrower is in compliance with the requirements of all Applicable Laws, a breach of any of which would result in a Material Adverse Effect.
(m)Borrower is not engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no portion of the Term Loan shall be used by Borrower for a purpose that violates Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.
(n)As of the Closing Date, Borrower is not a party to any Material Contract (other than, (i) after giving effect to the Sale thereof under the Sale Agreement, the Affitech Assignment Agreement and (ii) the Transaction Documents).

(o)Neither Borrower nor, to the Knowledge of Borrower, any Covered Agreement Counterparty, as applicable, has taken any action or omitted to take any action that would adversely impact the right of Lender to take a security interest in the Collateral.
(p)Each Covered Agreement is in full force and effect and has not been waived, altered or modified in any respect, whether by consent or otherwise.  No party to any Covered Agreement has been released, in whole or in part, from any of its obligations under such Covered Agreement.  No Covered Agreement has been satisfied in full, discharged, canceled, terminated, subordinated or rescinded, in whole or in part.  Each Covered Agreement is the entire agreement among the parties thereto relating to the subject matter thereof.
(q)Borrower has not received (i) any written notice or, to the Knowledge of Borrower, oral communication of any Covered Agreement Counterparty’s intention to terminate a Covered Agreement in whole or in part, or (ii) any written notice or, to the Knowledge of Borrower, oral communication requesting any amendment, alteration or modification to any Covered Agreement.
(r)To the Knowledge of Borrower, nothing has occurred and no condition exists that would adversely impact the right of Borrower to receive any Commercial Payments.
(s)To the Knowledge of Borrower, all Commercial Payments required to be made under the Covered Agreements have been made.  To the Knowledge of Borrower, no Commercial Payment has been subject to any claim pursuant to any right of rescission, set-off, counterclaim, reduction or defense and except as otherwise expressly provided under any Covered Agreement, no Covered Agreement Counterparty has a right of set-off, rescission, counterclaim, reduction, deduction or defense against the Commercial Payment Interest or any Commercial Payments thereunder.
(t)The execution, delivery and performance of the Covered Agreements was and is within the corporate powers or other organizational power of Company and its Affiliates and, to the Knowledge of Borrower, each Covered Agreement Counterparty.  Each Covered Agreement was duly authorized by all necessary action on the part of, and validly executed and delivered by, Company and its Affiliates and, to the Knowledge of Borrower, each Covered Agreement Counterparty.  There is no breach or default, or event which upon notice or the passage of time, or both, could give rise to any breach or default, in the performance of any Covered Agreement by Borrower, Company or its Affiliate or, to the Knowledge of Borrower, each Covered Agreement Counterparty, that could reasonably be expected to have a Material Adverse Effect.
(u)Neither Borrower nor, to Borrower’s Knowledge, any Material Contract Counterparty is in breach or default of any Material Contract and no circumstances or grounds exist that would, upon the giving of notice, the passage of time or both, give rise (i) to a claim by Borrower or any Material Contract Counterparty of a breach or default of any Material Contract, or (ii) to a right of rescission, termination, revision, setoff, or any other rights, by any Person, in, to or under any Material Contract.  Borrower has not received from, or delivered to, any Material Contract Counterparty, any notice alleging a breach or default under any Material Contract, which breach or default has not been cured as of the date hereof.
(v)Upon the Sale thereof to, and assumption thereof by, Borrower, the Affitech Assignment Agreement shall be a valid and binding obligation of Borrower and, to the Knowledge of Borrower, of the applicable Covered Agreement Counterparties, enforceable against each of Borrower and, to the Knowledge of Borrower, each applicable Covered Agreement Counterparty in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally.  Borrower has not received any notice from any Material Contract Counterparty or any other Person challenging the validity or enforceability of any Material Contract.  Neither Borrower, nor to the Knowledge of Borrower, any other Person, has delivered or intends to deliver any written notice to Borrower or a Material Contract Counterparty challenging the validity or enforceability of any Material Contract.
(w)Neither Borrower nor to the Knowledge of Borrower, any Material Contract Counterparty, is contemplating to commence any case, proceeding or other action relating to Material Contract Counterparty’s bankruptcy, insolvency, liquidation or dissolution or reorganization by any of the foregoing means.
(x)No Capital Stock has been issued by Borrower other than the Capital Stock issued to Company that is subject to the pledge to Administrative Agent under the Pledge Agreement.
(y)The chief place of business, the chief executive office and each office where Borrower keeps its records regarding the Commercial Payment Interest are, as of the date hereof, each located at 2200 Powell Street, Suite 310, Emeryville, CA 94608.
(z)Borrower (or any predecessor by merger or otherwise) has not, within the five (5) year period preceding the date hereof, had a name that differs from its name as of the date hereof.
(aa)Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.
(bb)All written information heretofore or herein supplied by or on behalf of Borrower or Company to Administrative Agent or any Lender is accurate and complete in all material respects; provided that all written information heretofore or herein supplied by or on behalf of Borrower to Lender and produced by any Third Party is accurate and complete in all material respects to the Knowledge of Borrower.  There is no fact or circumstance known to Borrower that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed to Administrative Agent and each Lender or in required reports and other information filed with the SEC under the Act and the Exchange Act (to the extent publicly available).
Section 7.02[Reserved].
Section 7.03Survival of Representations and Warranties.

All representations and warranties by Borrower, whether with respect to Borrower, Company, any respective Affiliate or any asset or property, contained in this Agreement shall survive the execution, delivery and acceptance thereof by the Parties and the closing of the transactions described in this Agreement and continue in effect until payment of all amounts due to Lender under the Loan Documents.

Article VIII
AFFIRMATIVE COVENANTS

Borrower covenants and agrees with Lender that, until Payment in Full:

Section 8.01Maintenance of Existence.

Borrower shall at all times (a) preserve, renew and maintain in full force and effect its legal existence (except as otherwise permitted pursuant to Section 9.02(a) hereof) and good standing as a corporation under the Laws of the jurisdiction of its organization; (b) not change its name or its chief executive office as set forth herein without having given Lender the notice thereof required under Section 8.13; and (c) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 8.02Use of Proceeds.

Borrower shall use the net proceeds of the Term Loan received by it to (i) acquire assets from Company pursuant to the Sale Agreement, (ii) pay the fees and Lender Expenses due pursuant to the Loan Documents and (iii) fund the Reserve Account.

Section 8.03Financial Statements and Information.
(a)In the event that any such information need not be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, Borrower shall furnish to Administrative Agent, on or before the forty-fifth (45th) day after the close of each of the first three quarters of each fiscal year, the unaudited consolidated balance sheet of Parent as at the close of such quarter and unaudited consolidated statement of operations and comprehensive loss and cash flows of Parent for such quarter, duly certified by the chief financial officer of Parent as having been prepared in accordance with GAAP.  In the event that such quarterly financial statement is required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, Borrower shall furnish such statement to Administrative Agent concurrently with such filing (which requirement may be satisfied by Borrower sending Lender a hyperlink to EDGAR where such information is available).  Concurrently with the delivery or filing of the statements described in the preceding two sentences, Borrower shall furnish to Administrative Agent a certificate of the chief financial officer of Parent, which certificate shall include a statement that such officer has no knowledge, except as specifically stated, of any condition, event or act which constitutes a Default or Event of Default.
(b)In the event that any such information need not be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, Borrower shall furnish to Administrative Agent, on or before the 75th day after the close of each fiscal year, Parent’s audited financial statements as at the close of such fiscal year, including the consolidated balance sheet as at the end of such fiscal year and consolidated statement of operations and cash flows of Parent for such fiscal year, in each case accompanied by the report thereon of independent registered public accountant of nationally recognized standing reasonably satisfactory to Administrative Agent.  In the event that such annual financial statement is required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, Borrower shall furnish such statement to Administrative Agent concurrently with such filing (which requirement may be satisfied by Borrower sending Lender a hyperlink to EDGAR where such information is available).  Concurrently with delivery or filing of the documents described in the preceding sentence, Borrower shall furnish to Administrative Agent a certificate of the chief financial officer of Parent, which certificate shall include a statement that such officer has no knowledge, except as specifically stated, of any condition, event or act which constitutes a Default or Event of Default.
(c)Borrower shall, promptly upon receipt thereof, forward or cause to be forwarded to Administrative Agent copies of all Notices, reports, updates and other data or information (i) pertaining to the Commercial Payment Interest and other Collateral, (ii) received from any Third Party which relate to events or circumstances that could reasonably be expected to have a Material Adverse Effect, or (iii) that Administrative Agent reasonably requests.
(d)For each Semi-Annual Period ending after the Closing Date, Borrower shall, within five (5) Business Days following receipt thereof, deliver or cause to be delivered to Administrative

Agent a true copy of the Assigned Commercial Payment Report for such Semi-Annual Period, together with a certificate of a Senior Officer of Borrower, certifying that to the Knowledge of Borrower such Assigned Commercial Payment Report is a true, correct and complete copy of the Assigned Commercial Payment Report as provided to Borrower by Roche, and such additional information as is reasonably requested by Administrative Agent.  Administrative Agent shall have the right to direct Borrower to exercise the audit rights under Section 3.10 of the Affitech Assignment Agreement (subject to all restrictions and limitations thereon contained therein).  Borrower shall not have the right to exercise the audit rights under Section 3.10 of the Affitech Assignment Agreement without the prior written consent of Administrative Agent.  Any additional Commercial Payments due from Roche in connection with any such audit shall be paid by the Roche to the Collection Account, and any refund due to Roche from any overpayment in respect of the Commercial Payment Interest determined in any such audit shall be paid by Parent in accordance with the Affitech Assignment Agreement.  Borrower and Administrative Agent will each provide reasonable prior written notice of its intent to exercise such audit rights and will reasonably cooperate in the exercise of such audit rights in order to avoid unnecessary limitations on the timing, scope and conduct of such audits within the parameters specified in the Affitech Assignment Agreement.
(e)Administrative Agent and its Representatives shall have the right, from time to time, not more than once per calendar quarter, during normal business hours and upon at least ten (10) Business Days’ prior written notice to Borrower (provided that, after the occurrence and during the continuance of an Event of Default, Lender shall have the right, as often, at such times and with such prior notice, as Administrative Agent determines in its reasonable discretion), to visit the offices and properties of Borrower and Company where books and records relating or pertaining to the Commercial Payment Interest and the Collateral are kept and maintained (or, at Administrative Agent’s option, to conduct a meeting by telecommunications), to discuss, with officers of Borrower and Company, the business, operations, properties and financial and other condition of Borrower and Company, to discuss the Covered Agreement, to discuss the Assigned Commercial Payment Report, to verify compliance with the provisions of the Loan Documents regarding receipt and application of the Commercial Payments and, upon physical visits, to inspect and make extracts from and copies of the books and records of Borrower and Company relating or pertaining to the Commercial Payment Interest and the Collateral.
(f)All written information supplied by or on behalf of Borrower to Administrative Agent and the Lenders pursuant to this Section 8.03 (other than Sections 8.03(a) and 8.03(b)) shall be accurate and complete in all material respects as of its date or the date so supplied and the financial statements provided pursuant to Sections 8.03(a) and 8.03(b) fairly present in all material respects the financial positions and results of operations as of the dates indicated therein.  For the avoidance of doubt, Borrower makes no representations or warranties regarding the accuracy or completeness of any information it receives from a Third Party that it is required to furnish to Administrative Agent or Lenders pursuant to this Section 8.03, unless to the Knowledge of Borrower or Parent such information is inaccurate or incomplete, in which case Borrower or Parent shall specify such inaccuracy or incompleteness.
Section 8.04Books and Records.

Borrower shall keep proper books, records and accounts in which entries in conformity with sound business practices and all requirements of Law applicable to it shall be made of all dealings and transactions in relation to its business, assets and activities and as shall permit the preparation of the consolidated financial statements of Borrower in accordance with GAAP.

Section 8.05Governmental Authorizations.

Borrower shall obtain, make and keep in full force and effect all authorizations from and registrations with Governmental Authorities that may be required for the validity or enforceability against Borrower of this Agreement and the other Loan Documents to which it is a party.

Section 8.06Compliance with Laws and Contracts.
(a)Borrower shall comply with all Applicable Laws and perform its obligations under all Material Contracts, if any, entered into after the Closing Date relative to the conduct of its business, except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect.  Borrower shall use commercially reasonable efforts to take all actions necessary to enforce its rights under each Material Contract, and perform all of its material obligations under each Material Contract, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect (subject to Section 9.01(a)).
(b)Borrower shall at all times comply with the margin requirements set forth in Section 7 of the Exchange Act and any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.
Section 8.07Plan Assets.

Borrower shall not take any action that causes its assets to be deemed to be Plan Assets at any time.

Section 8.08Notices.

Borrower shall, promptly after an officer becomes aware thereof, give written Notice to Administrative Agent of:

(a)of each Default, Event of Default and each other event that has or could reasonably be expected to have a Material Adverse Effect; provided that in any of the foregoing situations where Borrower knows a press release or other public disclosure is to be made, Borrower shall use all commercially reasonable efforts to provide such information to Lender as early as possible but in no event later than simultaneously with such release or other public disclosure.
(b)of any default or event of default under any Material Contracts.
(c)any litigation or proceedings to which Borrower is a party or which could reasonably be expected to have a Material Adverse Effect.
(d)any litigation or proceedings challenging the validity of any Covered Agreement or otherwise required under a Covered Agreement, the Transaction Documents or any of the transactions contemplated therein.
(e)any representation or warranty made or deemed made by Borrower in any of the Loan Documents or in any certificate delivered to Administrative Agent pursuant hereto shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made or deemed made.
(f)the occurrence of any Material Adverse Effect.

(g)receipt of any written notice from a Covered Agreement Counterparty of an event which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, provide a copy of such notice to Administrative Agent together with a summary of Borrower’s intended response to such Covered Agreement Counterparty.
Section 8.09Payment of Taxes.

Borrower shall pay all material Taxes imposed on or in respect of Borrower’s income or assets that are due and payable and before any Lien on any of its assets exists as a result of nonpayment except as provided in Section 9.03 hereof and except for Taxes contested in good faith by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP.

Section 8.10Waiver of Stay, Extension or Usury Laws.

Notwithstanding any other provision of this Agreement or the other Loan Documents, if at any time the rate of interest payable by any Person under the Loan Documents exceeds the Maximum Lawful Rate, then, so long as the Maximum Lawful Rate would be exceeded, such rate of interest shall be equal to the Maximum Lawful Rate.  If at any time thereafter the rate of interest so payable is less than the Maximum Lawful Rate, such Person shall continue to pay interest at the Maximum Lawful Rate until such time as the total interest received from such Person is equal to the total interest that would have been received had applicable law not limited the interest rate so payable.  In no event shall the total interest received by Lender under this Agreement and the other Loan Documents exceed the amount which such Lender could lawfully have received, had the interest due been calculated from the Closing Date at the Maximum Lawful Rate.  Without limiting the foregoing, Borrower will not at any time, to the extent that it may lawfully not do so, insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or other law that would prohibit or forgive Borrower from paying all or any portion of the principal of or premium, if any, or interest on the Term Loan as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Agreement; and, to the extent that it may lawfully do so, Borrower hereby expressly waives all benefit or advantage of any such law and expressly agrees that it will not hinder, delay or impede the execution of any power herein granted to Lender, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 8.11[Reserved].
Section 8.12Security Documents; Further Assurances.

Borrower shall promptly, upon the reasonable request of Administrative Agent, at Borrower’s expense, (a) execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Loan Documents or otherwise deemed by Lender reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Loan Document, or obtain any consents or waivers as may be necessary or appropriate in connection therewith; (b) deliver or cause to be delivered to Administrative Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to Administrative Agent and Administrative Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Loan Documents; and (c) upon the exercise by Administrative Agent of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that Lender may require.  In addition, subject to Section 8.12(b), Borrower shall promptly, at its sole cost and expense, execute and deliver to Administrative Agent such further instruments and documents, and take such further action, as Administrative Agent may, at any time and from time to time, reasonably request in order to carry out the intent and purpose of this Agreement and the other Loan Documents to which it is a party and to establish and protect the rights, interests and remedies created, or intended to be created, in favor of Administrative Agent hereby and thereby.

Section 8.13Information Regarding Collateral.

Borrower shall not effect any change (i) in its legal name, (ii) in the location of its chief executive office, (iii) in its identity or organizational structure, or (iv) in its federal Taxpayer Identification Number or organizational identification number, if any (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given Administrative Agent not less than ten (10) days prior written notice (in the form of an certificate of a duly authorized officer of Borrower), or such lesser notice period agreed to by Administrative Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to Administrative Agent to maintain the perfection and priority of the security interest of Administrative Agent in the Collateral, if applicable (subject to the limitations set forth in Section 8.12(b)).  Borrower shall not effect any change in its jurisdiction of organization.  Borrower agrees to provide promptly to Administrative Agent with certified Borrower’s Organizational Documents reflecting any of the changes described in the preceding sentence.  Borrower also agrees to notify promptly Administrative Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which any portion of Collateral is located (including the establishment of any such new office or facility).

Section 8.14Additional Collateral.

With respect to any Collateral acquired after the Closing Date by Borrower that is not already subject to the Lien created by any of the Loan Documents or specifically excluded from the requirement to be subject to such Lien in the Loan Documents, Borrower shall promptly (and in any event within 30 days after the acquisition thereof) (i) execute and deliver to Administrative Agent such amendments or supplements to the relevant Loan Documents or such other documents as Administrative Agent shall deem necessary or advisable to grant for its benefit, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected in accordance with all applicable requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by Administrative Agent.  Borrower shall otherwise take such actions and execute and/or deliver to Lender such documents as Administrative Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Agreement on such after-acquired Collateral.

Article IX
NEGATIVE COVENANTS

Borrower covenants and agrees with Lender that, until Payment in Full:

Section 9.01Activities of Borrower.
(a)Borrower shall not (i) amend, modify, waive or terminate any provision of, or permit or agree to the amendment, modification, waiver or termination (other than expiration in accordance with its terms) of any provision of any of the Transaction Documents or any Covered Agreement other than a change in the party names by way of assignment as permitted under the Sale Agreement and not materially adverse to the interests of the Lenders), without the consent of Administrative Agent and each Lender in its sole and absolute discretion or (ii) take any action to amend, waive, supplement, restate, cancel, terminate, discharge, compromise or otherwise modify in any respect the Commercial Payment Interest.  Borrower shall not establish or acquire any Subsidiaries or acquire any assets other than capital contributions permitted pursuant to the Transaction Documents and the Transferred Assets (and any proceeds thereof and assets relating thereto).
(b)Borrower shall not:
(i)fail to hold itself out to the public and all other persons as a legal entity separate from the owners of its Capital Stock and from any other person (it being understood that customary activities resulting from or relating to consolidation for tax or accounting purposes shall in no event be deemed a breach of this requirement);
(ii)commingle its assets with assets of any other Person, except to the extent expressly permitted under the Sale Agreement (it being understood that the fact that the Covered Agreements include Transferred Assets and non-Transferred Assets shall in no event be deemed a breach of this requirement);
(iii)fail to conduct its business only in its own name, nor fail to comply with all organizational formalities necessary to maintain its separate existence;
(iv)fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other person nor have its assets listed on any financial statement of any other person; provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates in conformity with applicable provisions of GAAP (provided that such assets shall also be listed on Borrower’s own separate balance sheet);
(v)fail to pay its own liabilities and expenses only out of its own funds; provided that the foregoing shall not prohibit the payment of any liabilities and expenses by Company on behalf of Borrower so long as such payments are subject to reimbursement or are otherwise recorded as capital contributions or intercompany loans;
(vi)enter into any transaction with an Affiliate except transactions that are at prices and on terms and conditions that could be obtained on an arm’s-length basis (or at least as favorable basis) from unrelated Third Parties (other than capital contributions made by the Company to the Borrower);
(vii)issue any securities of any kind except as contemplated by this Agreement and the other Transaction Documents;
(viii)fail to correct any known misunderstanding regarding its separate identity and not identify itself as a department or division of any other Person;
(ix)fail to maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, that the foregoing shall not require the holders of its Capital Stock to make additional capital contributions to Borrower;
(x)fail to cause the representatives of Borrower to act at all times with respect to Borrower consistently and in furtherance of the foregoing and in the best interests of Borrower;

(xi)make any payment or distribution of assets with respect to any obligation of any other person;
(xii)engage in any business activity other than exercising its rights under the Covered Agreements and the payment and repayment of amounts provided for hereunder and under the other Loan Documents and any activities ancillary or related thereto;
(xiii)fail to file any tax returns and pay any taxes as may be required under Law (except for taxes contested in good faith by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP); or
(xiv)except as required by applicable law, employ any employees.
(c)Borrower shall not issue any Capital Stock in certificated form.
Section 9.02Merger; Sale of Assets.
(a)Borrower shall not merge or consolidate with or into (whether or not Borrower is the Surviving Person) any other Person.
(b)Borrower shall not sell, assign, convey, transfer, lease, sublease, license, sublicense or otherwise dispose of (including by way of merger or consolidation) any right, title or interest in or to, any of its assets, including, without limitation, the Covered Agreement or the Commercial Payment Interest, other than by virtue of Liens that constitute Permitted Liens.
Section 9.03Liens.

Borrower shall not create or suffer to exist any Lien on or with respect to any of its properties or assets, except for Permitted Liens.

Section 9.04Investment Company Act.

Neither Borrower nor any of its Subsidiaries shall be or become an investment company subject to registration under the Investment Company Act of 1940.

Section 9.05Limitation on Additional Indebtedness.

Borrower shall not, directly or indirectly, incur or suffer to exist any Indebtedness except for:

(a)Indebtedness under this Agreement;
(b)unsecured Indebtedness to trade creditors incurred in the ordinary course of business and not overdue (unless subject to a good faith dispute); and
(c)Indebtedness consisting of the financing of insurance premiums with the providers of such insurance or their affiliates in the ordinary course of business.
Section 9.06Limitation on Transactions with Controlled Affiliates.

Borrower shall not, directly or indirectly, enter into any transaction or series of related transactions or participate in any arrangement (including any purchase, sale, lease or exchange of assets or the rendering of any service) with any Controlled Affiliate other than the Transaction Documents or in the ordinary course of business of Borrower upon fair and reasonable terms no less favorable to Borrower than it would obtain in a comparable arm’s-length transaction with a non-Controlled Affiliate.

Section 9.07ERISA.
(a)Borrower shall not sponsor, maintain or contribute to, or agree to sponsor, maintain or contribute to, any Employee Benefit Plan whether or not subject to ERISA (or take any action or fail to take any action with respect to such Employee Benefit Plan), that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or result in the imposition of a Lien.
(b)Borrower shall not engage in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or in any transaction that, assuming that no assets of Lender are or are deemed to be Plan Assets, would cause any obligation or action taken or to be taken hereunder (or the exercise by Lender of any of its rights under this Agreement or the other Loan Documents) to be a non-exempt prohibited transaction under such provisions.
(c)Borrower shall not incur any liability with respect to any obligation to provide medical benefits with respect to any person beyond their retirement or other termination of service, other than coverage mandated by law, that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.08Dividends and Distributions.

Borrower will not, directly or indirectly, make any dividends or other distributions to holders of its Capital Stock.

Section 9.09Roche APA.

Borrower acknowledges and agrees that damages may be difficult to establish and Administrative Agent and Lenders will have no adequate remedy at law if Borrower fails to enforce the obligations under Sections 4.01 and 4.03 of the Sale Agreement and Section 2.5 of the Affitech Assignment Agreement.  In such event, Borrower agrees that the other Parties shall have the right, in addition to any other rights it may have (whether at law or in equity), to seek specific performance of this Agreement, Sections 4.01 and 4.03 of the Sale Agreement, Section 2.5 of the Affitech Assignment Agreement and to pursue any other equitable remedies including an injunction, without being required to prove actual damages or post any bond.  In furtherance of the foregoing, Borrower hereby designates, makes, constitutes and appoints Administrative Agent, and each of its designees or agents, as its true and lawful proxy and attorney-in-fact (coupled with an interest), irrevocably and with power of substitution, and with authority to take any and all appropriate action and to execute any and all documents and instruments that may be necessary to cause this Agreement, Sections 4.01 and 4.03 of the Sale Agreement, and/or Section 2.5 of the Affitech Assignment Agreement to be specifically performed by Borrower and each Covered Agreement Counterparty or to seek an injunction against any pending or proposed violation of this Agreement, Sections 4.01 and 4.03 of the Sale Agreement and/or Section 2.5 of the Affitech Assignment Agreement.

If, notwithstanding the foregoing and the prohibition contained in Section 2.5 of the Affitech Assignment Agreement, Borrower receives any Final Payment, Borrower hereby agrees to: (i) hold such amount in trust for the Lenders and (ii) deposit such amount in the Collection Account.

THE POWER OF ATTORNEY AND PROXY GRANTED IN THIS SECTION ARE COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL PAYMENT IN FULL.  THIS POWER OF

ATTORNEY IS CONFERRED ON THE ADMINISTRATIVE AGENT SOLELY, DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, TO PROTECT, PRESERVE AND REALIZE UPON ITS RIGHTS UNDER THIS AGREEMENT AND SHALL NOT IMPOSE ANY DUTY UPON THE ADMINISTRATIVE AGENT TO EXERCISE ANY SUCH POWERS.

Article X
EVENTS OF DEFAULT
Section 10.01Events of Default.

If one or more of Events of Default occurs and is continuing, Administrative Agent shall be entitled to the remedies set forth in Section 10.02.

Section 10.02Default Remedies.

If any Event of Default shall occur and be continuing, Administrative Agent may, or at the direction of the Required Lenders shall, by Notice to Borrower, (a) exercise all rights and remedies available to Lender hereunder and under the other Loan Documents and applicable law (which exercise may be determined in its sole discretion and which such exercise shall not constitute an election of remedies), including enforcement of the security interests created thereby, (b) declare the Term Loan, all interest thereon and all other Obligations to be immediately due and payable, whereupon all such amounts shall become immediately due and payable, all without diligence, presentment, demand of payment, protest or further notice of any kind, which are expressly waived by Borrower and (c) declare the obligations of Lender hereunder to be terminated, whereupon such obligations shall terminate; provided, however, that if any event of any kind referred to in clause (i) of the definition of “Event of Default” herein occurs, the obligations of Lender hereunder shall immediately terminate, all amounts payable hereunder by Borrower shall become immediately due and payable and Administrative Agent shall be entitled to exercise rights and remedies under the Loan Documents and applicable law without diligence, presentment, demand of payment, protest or notice of any kind (including any notice by Administrative Agent or the Required Lenders of a declaration requiring prepayment of the Term Loan under Section 3.02(a), should Administrative Agent or Required Lenders so elect), all of which are hereby expressly waived by Borrower.  Each Notice delivered pursuant to this Section 10.02 shall be effective when sent.

Section 10.03Right of Set-off; Sharing of Set-off.
(a)If any amount payable hereunder is not paid as and when due, Borrower irrevocably authorizes Administrative Agent and each Lender (i) to proceed, to the fullest extent permitted by Applicable Law, without prior notice, by right of set-off, bankers’ lien, counterclaim or otherwise, against any assets of Borrower in any currency that may at any time be in the possession of Administrative Agent or such Lender or any Affiliate thereof, to the full extent of all amounts payable to Administrative Agent or such Lender hereunder or (ii) to charge to Borrower’s account with Administrative Agent or such Lender, or any Affiliate of thereof, to the full extent of all amounts payable by Borrower to Administrative Agent or such Lender hereunder; provided, however, that Administrative Agent or such Lender shall notify Borrower of the exercise of such right promptly following such exercise.
(b)Any payments obtained under this Section 10.03 shall be subject to the provisions of Section 4.05(c).

Section 10.04Rights Not Exclusive.

The rights provided for herein are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by Law.

Article XI
INDEMNIFICATION
Section 11.01Losses.
(a)Borrower agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Indemnitee from and against any and all Indemnified Liabilities, in all cases, arising, in whole or in part, out of or relating to any claim, notice, suit or proceeding commenced or threatened in writing (including, without limitation, by electronic means) by any Person (including any Governmental Authority) other than Borrower, Company or any of Administrative Agent’s or Lender’s Affiliates; provided Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee or the breach by Lender of its obligations to make the Term Loan.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 11.01 may be unenforceable in whole or in part because they violate of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.  This Section 11.01 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc.  arising from any non-Tax claim.
(b)To the extent permitted by applicable law, no Party shall assert, and each Party hereby waives, any claim against each other Party and such Party’s Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the Term Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
Section 11.02Assumption of Defense; Settlements.

If Administrative Agent or any Lender is entitled to indemnification under this Article XI with respect to any action or proceeding brought by a third party that is also brought against Borrower, Borrower shall be entitled to assume the defense of any such action or proceeding with counsel reasonably satisfactory to Administrative Agent and/or such Lender.  Upon assumption by Borrower of the defense of any such action or proceeding, Administrative Agent and/or Lender, as applicable, shall have the right to participate in such action or proceeding and to retain its own counsel but Borrower shall not be liable for any legal expenses of other counsel subsequently incurred by such Party in connection with the defense thereof unless (i) Borrower has otherwise agreed to pay such fees and expenses, (ii) Borrower shall have failed to employ counsel reasonably satisfactory to Administrative Agent and/or Lender, as applicable, in a timely manner or (iii) Administrative Agent and/or Lender, as applicable, shall have been advised by counsel that there are actual or potential conflicting interests between Borrower and Administrative Agent or Lender, as applicable, including situations in which there are one or more legal defenses available to Administrative Agent and/or Lender, as applicable, that are different from or additional to those available to Borrower; provided, however, that Borrower shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for Administrative Agent and/or Lender, as applicable, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such action or proceeding.  Borrower shall not consent to the terms of any compromise or settlement of any action defended by Borrower in accordance with the foregoing without the prior written consent of Administrative Agent and/or Lender, as applicable, unless such compromise or settlement (x) includes an unconditional release of Administrative Agent and/or Lender, as applicable, from all liability arising out of such action and (y) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of Administrative Agent and/or Lender, as applicable.  Borrower shall not be required to indemnify Administrative Agent or Lender for any amount paid or payable by Administrative Agent or Lender in the settlement of any action, proceeding or investigation without the written consent of Borrower, which consent shall not be unreasonably withheld, conditioned or delayed.

Article XII
ADMINISTRATIVE AGENT
Section 12.01Appointment of Administrative Agent.
(a)Blue Owl is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Blue Owl, in such capacity, to act as its agent in accordance with the terms hereof and the other Loan Documents to perform, exercise and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations or otherwise related to any of same to the extent reasonably incidental to the exercise by Administrative Agent of the rights and remedies specifically authorized to be exercised by Administrative Agent by the terms of this Agreement or any other Loan Parties.
(b)Administrative Agent hereby agrees to act upon the express conditions contained herein and the other Loan Documents, as applicable.  The provisions of this Article XII are solely for the benefit of Administrative Agent and Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties hereunder, Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries.
Section 12.02Powers and Duties.

Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents.  Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees Administrative Agent shall not have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.

Section 12.03General Immunity.
(a)No Responsibility for Certain Matters.  Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to Lenders or by or on behalf of any Loan Party to Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Term Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.  Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Term Loans or the component amounts thereof.
(b)Exculpatory Provisions.  Neither Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by Administrative Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order.  Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 13.05) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions.  Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 13.05).
(c)Notice of Default.  Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Events of Default in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders, unless Administrative Agent shall have received written notice from a Lender or the Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  Administrative Agent will notify the Lenders of its receipt of any such notice.  Administrative Agent shall take such action with respect to any such Default or Event of Default as may be directed by the Required Lenders in accordance with Article X; provided, however, that unless and until Administrative Agent has received any such direction, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 12.04Administrative Agent Entitled to Act as Lender.

The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Term Loans, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity.  Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.

Section 12.05Lenders’ Representations, Warranties and Acknowledgment.
(a)Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries.  Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
(b)Each Lender, by delivering its signature page to this Agreement and funding its Term Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by Administrative Agent, Required Lenders or Lenders, as applicable on the Closing Date.
(c)Each Lender (i) represents and warrants that as of the Closing Date neither such Lender nor its Affiliates or Related Funds owns or controls, or owns or controls any Person owning or controlling, any trade debt or Indebtedness of any Loan Party other than the Obligations or any Capital Stock of any Loan Party and (ii) covenants and agrees that from and after the Closing Date neither such Lender nor its Affiliates and Related Funds shall purchase any trade debt or Indebtedness of any Loan Party other than the Obligations or Capital Stock described in clause (i) above without the prior written consent of Administrative Agent.
Section 12.06Right to Indemnity.

EACH LENDER, IN PROPORTION TO ITS PRO RATA SHARE, SEVERALLY AGREES TO INDEMNIFY ADMINISTRATIVE AGENT, ITS AFFILIATES AND ITS RESPECTIVE OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES AND AGENTS OF ADMINISTRATIVE AGENT (EACH, AN “INDEMNITEE AGENT PARTY”), TO THE EXTENT THAT SUCH INDEMNITEE AGENT PARTY SHALL NOT HAVE BEEN REIMBURSED BY ANY LOAN PARTY, FOR AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES (INCLUDING COUNSEL FEES AND DISBURSEMENTS) OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST SUCH INDEMNITEE AGENT PARTY IN EXERCISING ITS POWERS, RIGHTS AND REMEDIES OR PERFORMING ITS DUTIES HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS OR

OTHERWISE IN ITS CAPACITY AS SUCH INDEMNITEE AGENT PARTY IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; PROVIDED, NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING FROM SUCH INDEMNITEE AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER.  IF ANY INDEMNITY FURNISHED TO ANY INDEMNITEE AGENT PARTY FOR ANY PURPOSE SHALL, IN THE OPINION OF SUCH INDEMNITEE AGENT PARTY, BE INSUFFICIENT OR BECOME IMPAIRED, SUCH INDEMNITEE AGENT PARTY MAY CALL FOR ADDITIONAL INDEMNITY AND CEASE, OR NOT COMMENCE, TO DO THE ACTS INDEMNIFIED AGAINST UNTIL SUCH ADDITIONAL INDEMNITY IS FURNISHED; PROVIDED, IN NO EVENT SHALL THIS SENTENCE REQUIRE ANY LENDER TO INDEMNIFY ANY INDEMNITEE AGENT PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT IN EXCESS OF SUCH LENDER’S PRO RATA SHARE THEREOF; AND PROVIDED FURTHER, THIS SENTENCE SHALL NOT BE DEEMED TO REQUIRE ANY LENDER TO INDEMNIFY ANY INDEMNITEE AGENT PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT DESCRIBED IN THE PROVISO IN THE IMMEDIATELY PRECEDING SENTENCE.

Section 12.07Successor Administrative Agent.
(a)Administrative Agent may resign at any time by giving thirty days’ (or such shorter period as shall be agreed by the Required Lenders) prior written notice thereof to Lenders and Borrower.  Upon any such notice of resignation, Required Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders appoint a successor Administrative Agent from among the Lenders.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, securities or Capital Stock and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.
(b)Notwithstanding anything herein to the contrary, Administrative Agent may assign its rights and duties as Administrative Agent, as applicable, hereunder to an Affiliate of Blue Owl without the prior written consent of, or prior written notice to, Borrower or the Lenders; provided that Borrower and the Lenders may deem and treat such assigning Administrative Agent as Administrative Agent for all purposes hereof, unless and until such assigning Administrative Agent provides written notice to Borrower and the Lenders of such assignment.  Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent hereunder and under the other Loan Documents.
(c)Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent.  Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory, indemnification and other provisions of Section 12.03, Section 12.06 and of this Section 12.07 shall apply to any of the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 12.03, Section 12.06 and of this Section 12.07 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
Section 12.08Collateral Documents.
(a)Administrative Agent under Collateral Documents.  Each Lender hereby further authorizes Administrative Agent on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect the Collateral and the Collateral Documents.
(b)Right to Realize on Collateral.  Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Administrative Agent, and (ii) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale or any sale of the Collateral in a case under the Bankruptcy Code, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.
Section 12.09Agency for Perfection.

Administrative Agent and each Lender hereby appoints each other Lender as agent and bailee for the purpose of perfection the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and Administrative Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Lenders as secured party.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefore shall deliver such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.  In addition, Administrative Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents.  Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 12.10Reports and Other Information; Confidentiality; Disclaimers.

By becoming a party to this Agreement, each Lender:

(a)is deemed to have requested that Administrative Agent furnish such Lender or Administrative Agent, promptly after it becomes available, a copy of each report with respect to Borrower or its Subsidiaries (each a “Report” and collectively, “Reports”) prepared by or at the request of Administrative Agent, and Administrative Agent shall so furnish each Lender with such Reports,
(b)expressly agrees and acknowledges that Administrative Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,
(c)expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Administrative Agent or other party performing any audit or examination will inspect only specific information regarding Borrower and its Subsidiaries and will rely significantly upon Borrower’s and its Subsidiaries’ books and records, as well as on representations of such Person’s personnel,
(d)agrees to keep all Reports and other material, non-public information regarding Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 13.17, and
(e)without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold Administrative Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Company, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Company, and (ii) to pay and protect, and indemnify, defend and hold Administrative Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Administrative Agent and any such other Lender or agent preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender or Administrative Agent.

In addition to the foregoing:  (x) any Lender may from time to time request of Administrative Agent in writing that Administrative Agent provide to such Lender a copy of any report or document provided by Parent or its Subsidiaries to Administrative Agent that has not been contemporaneously provided by Parent or such Subsidiary to such Lender, and, upon receipt of such request, Administrative Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Administrative Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Parent or its Subsidiaries, any Lender may, from time to time, reasonably request Administrative Agent to exercise such right as specified in such Lender’s notice to Administrative Agent, whereupon Administrative Agent promptly shall request the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Parent or such Subsidiary, Administrative Agent promptly shall provide a copy of same to such Lender, and (z) any time that Administrative Agent renders to Company a statement regarding the Loan Account, Administrative Agent shall send a copy of such statement to each Lender.

Section 12.11Erroneous Payments.
(a)If Administrative Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from Administrative Agent) received by such Payment Recipient from Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Administrative Agent pending its return or repayment as contemplated below in this Section 12.11 and held in trust for the benefit of Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as Administrative Agent may, in its sole discretion, specify in writing), return to Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.  A notice of Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)such Lender shall (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Administrative Agent pursuant to this Section 12.11(b).

For the avoidance of doubt, the failure to deliver a notice to Administrative Agent pursuant to this Section 12.11(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 12.11(a) or on whether or not an Erroneous Payment has been made.

(c)Each Lender hereby authorizes Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that Administrative Agent has demanded to be returned under immediately preceding clause (a).
(d)The parties hereto agree that (x) irrespective of whether Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this Section 12.11 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower for the purpose of a payment on the Obligations.
(e)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 12.11 shall survive the resignation or replacement of Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Article XIII
MISCELLANEOUS
Section 13.01Assignments.
(a)Borrower shall not be permitted to assign this Agreement without the prior written consent of Lender (in the event such assignment is to be to an Affiliate of Borrower, such consent not to be unreasonably withheld) and any purported assignment in violation of this Section 13.01 shall be null and void.
(b)Lender may at any time assign its rights and obligations hereunder, in whole or in part, to an Assignee solely with the consent of the Borrower (such consent not to be unreasonably withheld); provided that no such consent of the Borrower shall be required (a) for assignments by a Lender to an Affiliate of such Lender or any Person that is engaged in making, purchasing, holding or investing  in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by such Lender or its Affiliates, (b) if an Event of Default is continuing [***].  Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(c)The parties to each assignment shall execute and deliver to Borrower an Assignment and Acceptance.  Upon the effectiveness of a permitted assignment pursuant to Section 13.01(a) or an assignment pursuant to Section 13.01(b) hereunder, (i) each reference in this Agreement to “Lender” shall be deemed to be a reference to the assignor and the assignee to the extent of their respective interests, (ii) such assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender and (iii) the assignor shall be released from its obligations hereunder to a corresponding extent of the assignment, and no further consent or action by any party shall be required.
(d)Borrower and Lender shall, from time to time at the request of the other party hereto, execute and deliver any documents that are necessary to give full force and effect to an assignment permitted hereunder.

(e)Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Loan Parties, shall maintain at its office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount (and stated interest) of the Term Loan owing to, such Lender pursuant to the terms hereof (the “Lender Register”).  The entries in such Lender Register shall be conclusive, absent manifest error, and Loan Parties, Administrative Agent and Lenders shall treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  Such Lender Register shall be available for inspection by Loan Parties and any Lender, at any reasonable time upon reasonable prior notice to Administrative Agent.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of Loan Parties maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Obligations (each, a “Participant Register”).  The entries in the Participant Registers shall be conclusive, absent manifest error.  Each Participant Register shall be available for inspection by Loan Parties and Administrative Agent at any reasonable time upon reasonable prior notice to the applicable Lender; provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person (including Loan Parties) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Section 13.02Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 13.03Notices.

All Notices authorized or required to be given pursuant to this Agreement shall be given in writing and either personally delivered to the Party to whom it is given or delivered by an established delivery service by which receipts are given or mailed by registered or certified mail, postage prepaid, or sent by electronic mail with a copy sent on the following Business Day by one of the other methods of giving notice described herein, addressed to the Party at its address listed below:

(a)If to Borrower:

XRL 1 LLC
2200 Powell Street, Suite 310

Emeryville, CA 94608

Attention:Legal Group

Email:[***]

With a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

Attention:Jin Hee Kim

Email:JhKim@gibsondunn.com

(b)If to Administrative Agent:

Blue Owl Capital Corporation

399 Park Avenue, 37th Floor

New York, NY 10022

Email:[***]

with a copy (which shall not constitute notice) to:

Cooley LLP

1299 Pennsylvania Avenue, NW, Suite 700

Washington, DC 20004-2400

Attention:  Michael Tollini

Email: mtollini@cooley.com

Any Party may change its address for the receipt of Notices at any time by giving Notice thereof to the other Party.  Except as otherwise provided herein, any Notice authorized or required to be given by this Agreement shall be effective when received.

Section 13.04Entire Agreement.

This Agreement, together with the Exhibits and Schedules hereto (which are incorporated herein by reference), and the other Loan Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements (including the Confidentiality Agreement), understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement.

Section 13.05Modification.

No Loan Document or provision thereof may be waived, amended or modified except, in the case of this Agreement, by an agreement or agreements in writing executed by Borrower and Lender or, in the case of any other Loan Document, by an agreement or agreements in writing entered into by the parties thereto with the prior written consent of Lender.

Section 13.06No Delay; Waivers; etc.

No delay on the part of Lender in exercising any power or right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right.  Lender shall not be deemed to have waived any rights hereunder unless such waiver shall be in writing and signed by Lender.

Section 13.07Severability.

If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless be given full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid or unenforceable.

Section 13.08Determinations.

Each determination or calculation by Lender hereunder shall, in the absence of manifest error, be conclusive and binding on the Parties.

Section 13.09Recourse.

Except as otherwise expressly provided in this Agreement or in any other Loan Documents, the payment and performance of the Obligations shall be fully recourse solely to Borrower and its respective properties and assets.

Section 13.10Governing Law.

THIS AGREEMENT AND EACH NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402 BUT OTHERWISE WITHOUT GIVING EFFECT TO LAWS CONCERNING CONFLICT OF LAWS OR CHOICE OF FORUM THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 13.11Jurisdiction.

Each Party irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States sitting in the State of New York, and of the courts of its own corporate domicile with respect to any and all Proceedings.  Each Party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any Proceeding and any claim that any Proceeding has been brought in an inconvenient forum.  Any process or summons for purposes of any Proceeding may be served on Borrower by mailing a copy thereof by registered mail, or a form of mail substantially equivalent thereto, addressed to it at its address as provided for Notices hereunder.

Section 13.12Waiver of Jury Trial.

Each Party hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any action, proceeding, claim or counterclaim arising out of or relating to any Transaction Document or the transactions contemplated under any Transaction Document (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY TRANSACTION DOCUMENT.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.12.

Section 13.13Waiver of Immunity.

To the extent that Borrower has or hereafter may be entitled to claim or may acquire, for itself or any of its assets, any immunity from suit, jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise) with respect to itself or any of its property, Borrower hereby irrevocably waives such immunity in respect of its obligations hereunder to the fullest extent permitted by law.

Section 13.14Counterparts; Delivery.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

Section 13.15Limitation on Rights of Others.

Except for the Indemnitees referred to in Section 11.01, no Person other than a Party shall have any legal or equitable right, remedy or claim under or in respect of this Agreement.

Section 13.16Survival.

The obligations of Borrower contained in Sections 4.05, 4.06, Article V, Article XI and this Section 13.16 shall survive the repayment of the Term Loan and the termination of the other obligations of Borrower hereunder.

Section 13.17Confidentiality.
(a)Until the payment of all amounts required pursuant to Section 3.01, and for a period of three (3) years thereafter, each Party shall maintain in strict confidence all Confidential Information and materials disclosed or provided to it by the other Party, except as approved in writing in advance by the disclosing Party, and shall not use or reproduce the disclosing Party’s Confidential Information for any purpose other than as required to carry out its obligations and exercise its rights pursuant to this Agreement (the “Purpose”).  Notwithstanding the foregoing, the obligations of confidentiality and non-use set forth in Section 13.17 shall not apply to the extent that the receiving Party or its Affiliates: (a) discloses such Confidential Information solely on a “need to know basis” to its employees, consultants and Affiliates as well as any actual or potential acquirers, merger partners, licensees, permitted assignees, collaborators (including licensees), subcontractors, investment bankers, investors, limited partners, partners, lenders, or other financial partners, and its and their respective directors, employees, contractors and agents, on a confidential basis to the extent requested by an authorized representative of a U.S. or foreign tax authority, or (b) discloses Confidential Information in response to a routine audit or examination by, or a blanket document request from, a Governmental Authority.  A Party receiving any such Confidential Information hereunder agrees to institute measures to protect the Confidential Information in a manner consistent with the measures it uses to protect its own most sensitive proprietary and confidential information, which in any event must not be less than a reasonable standard of care.  Each Party shall be responsible for the breach of this Section 13.17 by its employees, consultants or Third Parties to whom such disclosure is made pursuant to this Section 13.17.  Each Party shall immediately notify the other Party upon discovery of any loss or unauthorized disclosure of the other Party’s Confidential Information.
(b)The obligations of confidentiality and non-use set forth in Section 13.17(a) shall not apply to the extent that the receiving Party or its Affiliates is required to disclose Confidential Information pursuant to: (i) an order of a court of competent jurisdiction; (ii) Applicable Laws; (iii) regulations or rules of a securities exchange; or (iv) requirement of a Governmental Authority.
(c)This Agreement supersedes the Confidentiality Agreement and the Confidentiality Agreement shall cease to be of any force and effect as of the Closing Date; provided, however, that all information falling within the definition of “Confidential Information” set forth in the Confidentiality Agreement shall also be deemed Confidential Information disclosed pursuant to this Agreement and subject to the provisions of Section 13.17.
Section 13.18Patriot Act Notification.

Lender hereby notifies Borrower that, consistent with the Patriot Act, regulations promulgated thereunder and under other Applicable Law, Lender’s procedures and customer due diligence standards may require it to obtain, verify and record information that identifies Borrower, including among other things name, address, information regarding Persons with authority or control over Borrower, and other information regarding Borrower, its operations and transactions with Lender.  Borrower agrees to provide such information and take such actions as are reasonably requested by Lender in order to assist Lender in maintaining compliance with its procedures, the Patriot Act and any other Applicable Laws.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

XRL 1 LLC
as Borrower

By:
Name:
Title:

[Loan Agreement]

OR LENDING LLC
as a Lender

By:
Name:
Title:

OR LENDING II LLC
as a Lender

By:
Name:
Title:

OR LENDING III LLC
as a Lender

By:
Name:
Title:

OR LENDING IC LLC
as a Lender

By:
Name:
Title:

OR TECH LENDING LLC
as a Lender

By:
Name:
Title:

OR TECH LENDING II LLC
as a Lender

By:
Name:
Title:

OR TECH LENDING IC LLC
as a Lender

By:
Name:
Title:

[Loan Agreement]

BLUE OWL CAPITAL CORPORATION
as Administrative Agent

By:
Name:
Title:

[Loan Agreement]

APPENDIX A
TO LOAN AGREEMENT

Initial Term Loan Commitment

Lender	Initial Term Loan Commitment	Pro Rata Share
[***]
Total	$ 130,000,000.00	100%

Delayed Draw Term Loan Commitments

Lender	Delayed Draw Term Loan Commitment	Pro Rata Share
[***]
Total	$ 10,000,000.00	100%

Appendix A